Exhibit T3E

PROSKAUER ROSE LLP
Counsel for Debtor and Debtor-in-Possession
1585 Broadway
New York, New York  10036
(212) 969-3000
Alan B. Hyman (AH-6655)
Jeffrey W. Levitan (JL-6155)
Lisa A. Chiappetta (LC-6514)


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-----------------------------------x
                                   :
In re:                             :    (Chapter 11)
                                   :
REEVES INDUSTRIES, INC.            :    Case No. 97 B 47727 (PCB)
                                   :
                    Debtor.        :
-----------------------------------x







          SECOND AMENDED DISCLOSURE STATEMENT PURSUANT TO
     SECTION 1125 OF THE BANKRUPTCY CODE FOR THE JOINT PLAN
          OF REORGANIZATION OF THE DEBTOR AND REEVES, INC.











Dated:  January 16, 1998
        New York, New York

                              I.

                    INTRODUCTION AND SUMMARY


A.   Overview

          Reeves Industries, Inc., debtor and debtor-in-possession, and Reeves, Inc. ("RI") transmit this Second Amended Disclosure Statement dated January 16, 1998 pursuant to
Section 1125(b) of the Bankruptcy Code and Rule 3017 of the Federal Rules of Bankruptcy Procedure, in connection with the Amended Joint Plan of Reorganization dated January 12, 1998 in order to provide adequate information to enable holders of Claims and Equity Interests that are impaired under the Plan to make an informed judgment in exercising their right to vote for acceptance or rejection of the Plan. A copy of the Plan is attached hereto as Exhibit A. All capitalized terms used but not defined in this Disclosure Statement shall have the meaning ascribed to them in the Plan unless otherwise noted.

          THE DEBTOR STRONGLY URGES ACCEPTANCE OF THE PLAN. SIMILARLY, THE DEBTOR HAS NEGOTIATED THE TERMS OF THE PLAN WITH AN INFORMAL COMMITTEE OF CERTAIN HOLDERS OF OLD SENIOR NOTES AND OLD SUBORDINATED DEBENTURES. THE INFORMAL COMMITTEE ALSO STRONGLY RECOMMENDS THAT ALL HOLDERS OF OLD SENIOR NOTES AND OLD SUBORDINATED DEBENTURES VOTE TO ACCEPT THE PLAN.

          The Plan effectuates, among other things, a restructuring of the Debtor's Old Senior Notes and Old Subordinated Debentures by exchanging them for New Senior Notes issued by the Debtor and New Structurally Subordinated Notes issued by RI (collectively, the "New Notes"). The Plan also grants the holders of Old Senior Notes and Old Subordinated Debentures (collectively, the "Bondholders")[1] a direct equity interest in RI and an indirect equity interest in the Debtor. The corporate structure of the Debtor and its Affiliates, after implementation of the transactions contemplated under the Plan, will be as follows:[2]










                    Harts          Bondholders
                      |            (25%)|
                    (75%)               |
                      |                 |
                     RI            New Structurally
                      |            Subordinated Notes
                    (100%)
                      |
                    Reeves    ---  New Senior Notes
                    |
                    (100%)
                    |         |
          Europe Reeves B.V.  |
                              |
                            (100%)
                              |
                              |
|---------------------------  Brothers
|                             |       |
|                             (100%) (100%)
|                             |       |
|    ------    Reeves Penna, Inc.     ARA Manufacturing
|         |              |              Company, Inc.
|         |              |
(99%)     (1%)           |
  |       |              |
 SPV Reeves              |
                         |
  (99.998%)            (.002%)
     |                   |
 SPA -----------------   |


          Under the Plan, each holder of an Allowed Senior Noteholder Claim will receive its Pro Rata share of (a)(i) $70,318,387 of the New Senior Notes and (ii) $65,619,183 of the New Structurally Subordinated Notes (these amounts equate to approximately$574 of New Senior Notes and approximately $536 of New Structurally Subordinated Notes per every $1,000 of Old Senior Notes held), and (b) a number of issued and outstanding shares of RI Common Stock representing a 22.47% direct equity ownership in RI. Each holder of an Allowed Subordinated Debentureholder Claim will receive its Pro Rata share of (a)(i) $4,681,613 of the New Senior Notes and (ii) $7,385,540 of the New Structurally Subordinated Notes (these amounts equate to approximately $426 of New Senior Notes and approximately $671 of New Structurally Subordinated Notes per every $1,000 of Old Subordinated Debentures held), and (b) a number of issued and outstanding shares of RI Common Stock representing a 2.53% direct equity ownership in RI.[3] The Plan further provides for the payment of Additional Interest to the Bondholders in the form of RI Common Stock in the event that the New Structurally Subordinated Notes are not redeemed by certain anniversary dates of the deemed issuance date for the New Notes of November 15, 1997 (the "Issuance Date"), as set forth in greater detail in this Disclosure Statement. The payment of Additional Interest is supported by the Non-Recourse Pledge,[4] which pledges to the New Structurally Subordinated Note Indenture Trustee, on a non-recourse basis, of all of the shares of RI Common Stock held by the Harts. As of the Effective Date, the Harts will own 75% of the shares of RI Common Stock.


B.   Summary of Classification and Treatment Under the Plan

          In general, the Plan (1) divides Claims and Equity Interests into six classes, (2) sets forth the treatment afforded to each class, and (3) provides the means by which the Debtor will be reorganized under chapter 11 of the Bankruptcy Code. The following table sets forth a summary of the treatment of each type of Claim and Equity Interest under the Plan (a more detailed description of the Plan is set forth later in this Disclosure Statement in Section III entitled "The Plan").[5]


Class          Type of Claim/Interest   Treatment


Not Applicable Allowed Administrative Claims To be paid in full, in Cash, in such
                                             amounts as (1) are
                                             incurred in the
                                             ordinary course of
                                             business by the
                                             Debtor, (2) are
                                             Allowed by the
                                             Bankruptcy Court
                                             upon the later of
                                             the Effective Date,
                                             the date of a Final
                                             Order allowing such
                                             Administrative
                                             Claims, or any other
                                             date specified in
                                             such order, or (3)
                                             may be agreed upon
                                             between the holders
                                             of such
                                             Administrative
                                             Claims and the
                                             Debtor.
                                             Administrative
                                             Claims include the
                                             obligations to GECC
                                             under the Secured
                                             Guaranty, costs
                                             incurred in the
                                             operation of the
                                             Debtor's business
                                             after the
                                             commencement of its
                                             chapter 11 case, the
                                             fees and expenses of
                                             Professionals
                                             retained by the
                                             Debtor, the Informal
                                             Committee, or any
                                             statutory committee
                                             appointed to serve
                                             in the Debtor's
                                             chapter 11 case, and
                                             the fees due to the
                                             United States
                                             Trustee pursuant to
                                             28 U.S.C. Section 1930.


 Not Applicable     Allowed Priority
                     Tax Claims    To be paid in full, in Cash,
                                   upon the later of (1) the
                                   Effective Date, (2) the date
                                   upon which there is a Final
                                   Order allowing such Claim as
                                   an Allowed Priority Tax Claim,
                                   (3) the date that such Allowed
                                   Priority Tax Claim would have
                                   been due if the Reorganization
                                   Case had not been commenced,
                                   or (4) upon such other terms
                                   as may be agreed to between
                                   the Debtor and the holder of
                                   any Allowed Priority Tax
                                   Claim; provided, however, that
                                   the Debtor may, at its option,
                                   in lieu of payment in full of
                                   Allowed Priority Tax Claims on
                                   the Effective Date make Cash
                                   payments respecting Allowed
                                   Priority Tax Claims deferred
                                   in accordance with Section
                                   1129(a)(9) of the Bankruptcy
                                   Code.

1         Allowed Priority Claims  Unimpaired.  To be paid in
                                   full, in Cash, upon the later
                                   of the Effective Date or the
                                   date on which there is a Final
                                   Order allowing any such Claim
                                   as an Allowed Priority Claim,
                                   or upon such other terms as
                                   may be agreed to by the Debtor
                                   and any holder of an Allowed
                                   Priority Claim.

2         Allowed General
          Secured Claims           Unimpaired.  To be paid in
                                   full, in Cash, on the
                                   Effective Date or the date
                                   upon which there is a Final
                                   Order allowing such Claim as
                                   an Allowed General Secured
                                   Claim, or will otherwise be
                                   rendered unimpaired, or upon
                                   such other terms as may be
                                   agreed to by the Debtor and
                                   any holder of an Allowed
                                   General Secured Claim.

3         Allowed General
          Unsecured Claims         Unimpaired.  The legal,
                                   equitable, and contractual
                                   rights to which an Allowed
                                   General Unsecured Claim
                                   entitles the holder thereof
                                   shall be left unimpaired and,
                                   accordingly, shall be
                                   satisfied on the latest of (1)
                                   the Effective Date, (2) the
                                   date a General Unsecured Claim
                                   becomes an Allowed Claim, (3)
                                   the date an Allowed General
                                   Unsecured Claim becomes due
                                   and payable in accordance with
                                   any agreements between the
                                   Debtor and the holder of an
                                   Allowed General Unsecured
                                   Claim or in the ordinary
                                   course of the Debtor's
                                   business consistent with the
                                   Debtor's ordinary payment
                                   practices, or (4) on such
                                   other date as may be agreed to
                                   by the Debtor and the holder
                                   of such Allowed General
                                   Unsecured Claim.

4A        Allowed Senior
          Noteholder Claims        Impaired.  As of the Effective
                                   Date, all Old Senior Notes
                                   shall be canceled, annulled
                                   and extinguished, and each
                                   holder of an Allowed Senior
                                   Noteholder Claim shall
                                   receive, in accordance with
                                   the terms of the Plan, its Pro
                                   Rata share of (a) $70,318,387
                                   of the New Senior Notes issued
                                   pursuant to the New Senior
                                   Note Indenture, (b)
                                   $65,619,183 of the New
                                   Structurally Subordinated
                                   Notes issued pursuant to the
                                   New Structurally Subordinated
                                   Note Indenture, and (c) a
                                   number of shares of the issued
                                   and outstanding RI Common
                                   Stock representing a 22.47%
                                   equity ownership in RI.  The
                                   holders of Allowed Senior
                                   Noteholder Claims shall also
                                   be entitled (upon returning an
                                   executed signature page for
                                   each of the Registration
                                   Rights Agreements and the
                                   Stockholders Agreement when
                                   exchanging the Old Senior
                                   Notes for New Senior Notes,
                                   New Structurally Subordinated
                                   Notes, and RI Common Stock) to
                                   the benefits of and be subject
                                   to the obligations arising
                                   under, as applicable, the
                                   Registration Rights Agreements
                                   and the Stockholders
                                   Agreement, and shall also be
                                   bound by the Voting Trust
                                   Agreement without any further
                                   action.[7]
4B                  Allowed Subordinated
          Debentureholder
          Claims                   Impaired.  As of the Effective
                                   Date, all Old Subordinated
                                   Debentures shall be canceled,
                                   annulled and extinguished, and
                                   each holder of an Allowed
                                   Subordinated Debentureholder
                                   Claim shall receive, in
                                   accordance with the terms of
                                   the Plan, its Pro Rata share
                                   of (a) $4,681,613 of the New
                                   Senior Notes issued pursuant
                                   to the New Senior Note
                                   Indenture, (b) $7,385,540 of
                                   the New Structurally
                                   Subordinated Notes issued
                                   pursuant to the New
                                   Structurally Subordinated Note
                                   Indenture, and (c) a number of
                                   shares of the issued and
                                   outstanding RI Common Stock
                                   representing a 2.53% equity
                                   ownership in RI. The holders
                                   of Allowed Subordinated
                                   Debentureholder Claims shall
                                   also be entitled (upon
                                   returning an executed
                                   signature page for each of the
                                   Registration Rights Agreements
                                   and the Stockholders Agreement
                                   when exchanging the Old
                                   Subordinated Debentures for
                                   New Senior Notes, New
                                   Structurally Subordinated
                                   Notes, and RI Common Stock) to
                                   the benefits of and be subject
                                   to the obligations arising
                                   under, as applicable, the
                                   Registration Rights Agreements
                                   and the Stockholders
                                   Agreement, and shall also be
                                   bound by the Voting Trust
                                   Agreement without any further
                                   action.[7]


5         Affiliate Claims         Impaired.  As of the Effective
                                   Date, all Affiliate Claims
                                   shall be Allowed, and, in full
                                   satisfaction thereof, on or
                                   before the Effective Date, the
                                   Consulting Agreements, the
                                   Fenchurch Tax Sharing Note,
                                   the Tax Allocation Agreements,
                                   the Employment Agreements, and
                                   the SPV Reeves Guarantees
                                   shall have been executed and
                                   shall become effective.

6         Equity Interests         Impaired.  As of the Effective
                                   Date, all Equity Interests in
                                   the Debtor shall be retained
                                   and continue to be held by RI
                                   as such in Reorganized Reeves.
                                   Upon the Effective Date, the
                                   holders of Equity Interests
                                   will be impaired through the
                                   dilution of RI Common Stock
                                   resulting from, among other
                                   things, the granting of shares
                                   of RI Common Stock to the
                                   holders of Old Senior Notes
                                   and Old Subordinated
                                   Debentures equal to 25% of all
                                   issued and outstanding RI
                                   Common Stock.


          The Plan also implements certain settlements respecting Affiliate Claims and subordination rights.[8]
     THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY ORDER OF THE BANKRUPTCY COURT AS CONTAINING INFORMATION OF A KIND, AND IN SUFFICIENT DETAIL, TO ENABLE HOLDERS OF CLAIMS AND EQUITY INTERESTS TO ACCEPT OR REJECT THE PLAN. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR THE MERITS OF THE PLAN.

     THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN, THE PLAN DOCUMENTS, AND CERTAIN FINANCIAL INFORMATION. WHILE THE DEBTOR BELIEVES THAT THESE SUMMARIES ARE FAIR AND ACCURATE AND PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS. FURTHERMORE, ALTHOUGH THE DEBTOR HAS MADE EVERY EFFORT TO BE ACCURATE, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN THE SUBJECT OF AN AUDIT BY AN OUTSIDE ACCOUNTING FIRM. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY, OR DISCREPANCY BETWEEN THE TERMS AND PROVISIONS IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS IN THE PLAN, THE PLAN DOCUMENTS, OR THE FINANCIAL INFORMATION TO BE INCORPORATED THEREIN BY REFERENCE, THE PLAN SHALL GOVERN FOR ALL PURPOSES. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN, THE EXHIBITS TO THIS DISCLOSURE STATEMENT, AND THE PLAN DOCUMENTS IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN.

     THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN HAVE BEEN MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND EQUITY INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH HEREIN UNLESS SO SPECIFIED. WHILE THE DEBTOR HAS MADE EVERY EFFORT TO DISCLOSE WHERE CHANGES IN PRESENT CIRCUMSTANCES COULD REASONABLY BE EXPECTED TO AFFECT MATERIALLY THE VOTE ON THE PLAN, THIS DISCLOSURE STATEMENT IS QUALIFIED TO THE EXTENT THAT CERTAIN EVENTS, SUCH AS THOSE MATTERS DISCUSSED IN SECTION VI BELOW ENTITLED "RISK FACTORS," DO OCCUR.

     IN ACCORDANCE WITH THE BANKRUPTCY CODE, THIS DISCLOSURE
STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION, NOR HAS SUCH COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

C.   Voting and Confirmation Procedures

     Accompany this Disclosure Statement are copies of the following documents (1) the Plan, which is attached hereto as Exhibit A, (2) an Order from the Bankruptcy Court (a) approving this Disclosure Statement as containing adequate information pursuant to Section 1125 of the Bankruptcy Code; (b) approving the forms of Ballots to be executed by holders of impaired Claims and Equity Interests for voting on the Plan; and (c) approving the notice of and fixing the time for (i) submitting acceptances or rejections to the Plan, (ii) the hearing to consider confirmation of the Plan, and (iii) filing objections to confirmation of the Plan; and (3) forms of Ballots to be executed by holders of impaired Claims and Equity Interests for voting to accept or reject the Plan.

     The forms of Ballots, and the related materials delivered together herewith, are being furnished, for purposes of soliciting votes on the Plan, to beneficial holders of (1) Old Senior Notes whose respective names (or the names of whose nominees) appear as of the Record Date on the security holder lists maintained by the Old Senior Note Indenture Trustee pursuant to the Old Senior Note Indenture, and (2) Old Subordinated Debentures whose respective names (or the names of whose nominees) appear as of the Record Date of the security holder lists maintained with the Old Subordinated Debenture Indenture Trustee pursuant to the Old Subordinated Debenture Indenture. [9]

1.   Who May Vote
          Under the Bankruptcy Code, impaired classes of Claims or interests are entitled to vote to accept or reject a plan of reorganization. A class which is not "impaired" is deemed to have accepted a Plan and does not vote. A class is "impaired" under the Bankruptcy Code unless the legal, equitable, and contractual rights of the holders of Claims or interests in such class are not modified or altered. For purposes of the Plan, holders of Senior Noteholder Claims in Class 4A, Subordinated Debentureholder Claims in Class 4B, Affiliate Claims in Class 5, and Equity Interests in Class 6 are impaired and are entitled to vote on the Plan.

          2.   Voting Instructions

          All votes to accept or reject the Plan must be cast by using the form of Ballot, or, in the case of a brokerage firm holding Old Senior Notes or Old Subordinated Debentures in its own name on behalf of a beneficial owner, the Ballot entitled "Master Ballot" enclosed with this Disclosure Statement. No votes other than ones using such Ballots will be counted except to the extent the Bankruptcy Court orders otherwise. The Bankruptcy Court has fixed 4:00 p.m., New York City Time, on January 14, 1998 (the "Record Date") as the time and date for the determination of holders of record of Claims who are entitled to
(a) receive a copy of this Disclosure Statement and all of the related materials, and (b) vote to accept or reject the Plan. After carefully reviewing the Plan and this Disclosure Statement, including the attached exhibits and the Plan Documents, please indicate your acceptance or rejection of the Plan on the appropriate Ballot and return such Ballot to:

          Reeves Industries, Inc.
          c/o Bankruptcy Services, LLC
          70 East 55th Street
          6th Floor
          New York, New York  10022
          (212) 376-8494
          Attn: Ms. Stephanie Brizard

BALLOTS MUST BE RECEIVED ON OR BEFORE 4:00 P.M. (NEW YORK CITY
TIME) ON FEBRUARY 23, 1998 (THE "VOTING DEADLINE"). ANY BALLOT WHICH IS NOT EXECUTED BY A DULY AUTHORIZED PERSON SHALL NOT BE COUNTED. ANY BALLOT WHICH IS EXECUTED BY THE HOLDER OF AN ALLOWED CLAIM BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO BE AN ACCEPTANCE.

          If you have any questions regarding the procedures for voting on the Plan, please call the Debtor's balloting agent, Bankruptcy Services, LLC, at the above address and telephone number.

          3.   Acceptance or Rejection of the Plan

          Under the Bankruptcy Code, a voting Class of Claims is deemed to have accepted the Plan if it is accepted by creditors in such Class who, of those voting on the Plan, hold at least two-thirds in amount and more than one-half in number of the Allowed Claims of such Class. A voting Class of Equity Interests is deemed to have accepted the Plan if it is accepted by holders of Equity Interests who hold at least two-thirds in amount of the Equity Interests of such Class that have actually voted on the Plan.

          If the Plan is not accepted by all impaired Classes of Allowed Claims, the Plan may still be confirmed by the Bankruptcy Court pursuant to Section 1129(b) of the Bankruptcy Code if
(a) the Plan has been accepted by at least one impaired Class of Claims, and (b) the Bankruptcy Court determines, among other things, that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each non-accepting impaired Class. If the Plan is not accepted by all impaired Classes of Allowed Claims, the Debtor reserves the right to ask the Bankruptcy Court to find that the Plan does not discriminate unfairly and is fair and equitable with respect to each impaired Class that has not accepted the Plan.

4.   Confirmation Hearing
          Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a Confirmation Hearing.
Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to Confirmation of the Plan.

          Pursuant to Section 1128 of the Bankruptcy Code and Rule 3017(c) of the Bankruptcy Rules, the Bankruptcy Court has scheduled the Confirmation Hearing before the Honorable Prudence Carter Beatty at the United States Bankruptcy Court, Southern District of New York, One Bowling Green, New York, New York for February 26, 1998 at 2:30 p.m. A notice setting forth the time and date of the Confirmation Hearing has been included along with this Disclosure Statement. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for the an announcement of such adjournment date by the Bankruptcy Court in open court at such hearing.


5.   Objections
          Any objection to Confirmation of the Plan must be in writing, must comply with the Bankruptcy Rules and the Local Rules of the Bankruptcy Court, and must be filed and served as required by the Bankruptcy Court pursuant to the Disclosure Statement Approval Order. A copy of the Disclosure Statement Approval Order accompanies this Disclosure Statement and contains all relevant procedures relating to the submission of objections to Confirmation of the Plan. Parties submitting objections should review such order in its entirety.





               BACKGROUND AND EVENTS PRECIPITATING
                CHAPTER 11 FILING AND  SOLICITATION

A.   Overview of the Debtor and its Business Operations

     Reeves is a holding company whose principal asset is the common stock of its wholly-owned subsidiary, Brothers (Brothers, together with Reeves are collectively referred to as "Consolidated Reeves"). As of the Filing Date, Brothers and its subsidiary SPA had approximately 900 employees primarily located at five facilities in New York, Connecticut, South Carolina, North Carolina, and Italy. For the fiscal year 1996, Consolidated Reeves' revenues were approximately $247,380,872, consolidated losses were approximately $75,621,922, with consolidated assets and liabilities of $161,000,575 and $220,854,385, respectively. Brothers is a diversified industrial manufacturing company which operates under two principal business divisions (1) the Printing Blanket Group ("PBG"), and (2) the Reeves Advanced Materials Group ("RAM").

     PBG manufactures and sells offset printing blankets and other graphic art products for industrial applications as well as urethane coated materials for aircraft and military applications. PBG manufactures its products both domestically, at Brothers' facility in Spartanburg, South Carolina, and internationally through Reeves, S.p.A., an Italian corporation and an indirect wholly-owned subsidiary of Brothers. PBG has over eighty years of experience in the printing blanket industry and enjoys a first or second domestic and international market position for its products.

     RAM manufactures and sells specialty coated rubber and synthetic fabrics (e.g., fabrics for automotive airbags, truck tarpaulins, gaskets, and gas meter diaphragms). RAM manufactures its products domestically and internationally at facilities located in Spartanburg, South Carolina, and Rutherfordton, North Carolina. RAM has nearly fifty years of experience in the industry, which has established RAM as a premier coating company. RAM has a leading market share in specialty rubber materials and a leading position in thermoplastics. Since 1989, RAM has been the largest United States manufacturer of coated automotive airbag material.

B.   Pre-Petition Debt Structure of the Debtor


     The Debtor's pre-petition financing obligations consist of the Old Senior Notes issued pursuant to the Old Senior Note Indenture, the Old Subordinated Debentures issued pursuant to the Old Subordinated Debenture Indenture, obligations to GECC arising under the Secured Guaranty, guarantees of certain of Brothers' equipment leases, and other miscellaneous minor debt.

1.   Old Senior Notes and Old Subordinated Debentures

     Pursuant to the Old Senior Note Indenture, $122,500,000 of Old Senior Notes due 2002 were issued by Reeves to Chemical Bank, as Indenture Trustee.[10] The Old Senior Notes are unsecured obligations of Reeves ranking pari passu with all existing and future senior unsecured indebtedness of Reeves.[11] Interest on the Old Senior Notes accrues at the rate of 11% per annum and is payable on each January 15 and July 15.

     The Old Senior Note Indenture contains certain restrictive covenants including those which, subject to certain exceptions, restrict the ability of Reeves and certain of its Affiliates to incur additional indebtedness, pay dividends, redeem capital stock, redeem subordinated indebtedness, make certain investments, enter into transactions with certain Affiliates, merge or consolidate with any other person, or sell, transfer, or lease substantially all of its assets. The Old Senior Notes are redeemable at Reeves' option, in whole or in part, at various premiums set forth in the Old Senior Notes declining ratably to par on July 15, 2000, in each case together with accrued interest, if any, to the date fixed for redemption.

     Approximately $47,900,000 of the proceeds from the issuance of the Old Senior Notes were used to redeem all of Reeves' outstanding 12 1/2% Senior Notes due 1996, and $54,000,000 of such proceeds were used to redeem all of Reeves' outstanding 13 % Senior Subordinated Debentures due 1998. The balance of the net proceeds were used to satisfy all indebtedness then outstanding under a revolving loan and letter of credit facility provided under a loan agreement dated as of March 30, 1988 (as amended) among Reeves, Brothers, and Internationale Netherlanden Bank
N.V., as Agent.

     Pursuant to the Subordinated Debenture Indenture, $16,000,000[12] of Old Subordinated Debentures due 2001 were issued by Schick Acquisition Corp., predecessor to Reeves, to Fleet National Bank, as Indenture Trustee.[13] The Old Subordinated Debentures are unsecured obligations of Reeves. Interest on the Old Subordinated Debentures accrues at the rate of 13 % per annum and is payable on each May 1 and November 1. The Old Subordinated Debentures are subordinate and subject in right of payment to the prior payment in full, in cash or cash equivalents, of all existing and future "Senior Indebtedness" of Reeves, as defined in the Old Subordinated Debenture Indenture.[14]

     The Old Subordinated Debenture Indenture contains restrictive covenants including those which, subject to certain exceptions, limit Reeves' ability to incur additional indebtedness, repurchase capital stock owned by management, and merge or consolidate. The Old Subordinated Debentures may be redeemed, in whole or in part, at any time at the redemption prices set forth in the Old Subordinated Debentures. In addition, the Old Subordinated Debentures contain a mandatory redemption provision that requires Reeves to make sinking fund payments of $6,000,000 on May 1, 1999 and May 1, 2000.

     The proceeds of the Old Subordinated Debentures, together with proceeds from the issuance of the 12 1/2% Senior Notes due 1996, 13 % Senior Subordinated Debentures due 1998, and a term loan in the aggregate amount of $100,000,000 obtained pursuant to a loan agreement dated as of May 1, 1986 by and among Schick Acquisition Corp., Brothers and National Westminster Bank USA, were used to finance the leveraged buy out of Reeves' predecessor by the predecessor to Fenchurch.


          2.   Bank Debt Prior To Refinancing

      Prior to the Filing Date, Consolidated Reeves' operations were primarily financed pursuant to a certain secured credit agreement among Brothers, Reeves, several banks and financial institutions party thereto, and The Chase Manhattan Bank, as agent (collectively, the "Chase Bank Group") dated as of August 5, 1992 (as amended and restated as of July 14, 1995), as amended December 31, 1995, May 31, 1996, April 1, 1996, September 29, 1996, and January 14, 1997 (collectively, the "Chase Credit Agreement"). The Chase Credit Agreement consisted of two components (a) a term loan to Brothers in the principal amount of $15,000,000 (the "Term Loan") from Nomura America Holding, Inc. ("Nomura") and Bank of America Illinois ("Bank of America"), and (b) a $30,000,000 revolving working capital facility pursuant to which funds were made available on a daily basis in accordance with a borrowing base formula (the "Chase Revolving Credit Facility").

     Reeves and Brothers were both borrowers under the Chase Revolving Credit Facility. The obligations of Reeves and Brothers under the Chase Revolving Credit Facility were cross-guaranteed. In addition, Brothers' obligations under the Term Loan were guaranteed by Reeves pursuant to a Term Loan Guarantee dated January 14, 1997. Both the Term Loan and the Chase Revolving Credit Facility were secured solely by Brothers' accounts receivable and inventory.

C.   Refinancing of Bank Debt

     As a result of the various business and liquidity difficulties set forth above, the Debtor and Brothers defaulted on certain financial covenants under the Chase Credit Agreement. Accordingly, the Debtor and Brothers determined it was necessary to refinance its bank debt under the Chase Credit Agreement and received waivers of such defaults to allow them to effectuate a refinancing. Thereafter, the Debtor and Brothers had discussions with several financial institutions regarding a restructuring that included an increased working capital facility. After analyzing available alternatives, the Debtor and Brothers determined it was in their best interests and in the best interests of their creditors to refinance their obligations under the Chase Credit Agreement pursuant to a credit agreement, dated as of November 6, 1997 (the "Credit Agreement"), between Brothers, as borrower, Reeves, as guarantor, and GECC, as lender and agent. The Credit Agreement provides for a revolving working capital facility in the maximum amount of $60,000,000, including a $5,000,000 letter of credit subfacility, pursuant to which funds are made available on a daily basis in accordance with a borrowing base formula set forth in the Credit Agreement. The proceeds of the Credit Agreement were used to pay all outstanding obligations to the Chase Bank Group (which totaled approximately $42,430,000) and continues to be used for working capital, other corporate purposes, and, subject to the terms thereof, is available to fund the Debtor's reorganization.

     The Credit Agreement has a term of twenty-four months, and will expire in September 1999. Interest for all revolving loans accrues at the Index Rate (as defined in the Credit Agreement) plus 1.5% per annum or, at the election of Reeves, the Commercial Paper Rate (as defined in the Credit Agreement) plus 3% or the LIBOR Rate (as defined in the Credit Agreement) plus 3% per annum. Default interest and letter of credit fees are 2.0% above the rate otherwise applicable. The Credit Agreement also contains certain financial reporting requirements and events of default. Under the Credit Agreement, Reeves' voluntary chapter 11 filing does not constitute an event of default provided, among other things, that an order is entered by the Bankruptcy Court confirming and leaving unimpaired all of Reeves' obligations to GECC under the Secured Guaranty. Such order was entered by the Bankruptcy Court on December 16, 1997. Pursuant to the order, Reeves' obligations and the liens granted under the Secured Guaranty were reaffirmed and GECC was granted a super priority administrative expense claim in connection with such obligations.

          The Credit Agreement also contains certain restrictive covenants including those which, subject to certain exceptions, restrict the ability of Reeves and certain of its Affiliates, as well as Brothers, to incur additional indebtedness, pay dividends, redeem capital stock, redeem subordinated indebtedness, make certain investments, enter into transactions with certain Affiliates, merge or consolidate with any other Person, or sell, transfer or lease substantially all of its assets.

     The obligations of Reeves and Brothers pursuant to the GECC Loan Documents are secured by a first priority security interest in substantially all existing and after-acquired assets of Reeves, Brothers, and their respective domestic subsidiaries, other than certain pre-existing encumbered (leased) fixed assets. In addition, the stock of Brothers and certain of its subsidiaries is pledged to GECC. This pledge includes (a) a pledge from Brothers of all of the membership interests of SPV Reeves, a special purpose, bankruptcy-remote Delaware limited liability company (which was created as a separate special purpose limited liability company to, among other reasons, induce GECC to extend credit under the Credit Agreement) and subsidiary of Brothers which holds 99.998% of the capital stock of SPA and certain convertible debentures issued by SPA in favor of Brothers (the "Convertible Debentures"), and (b) a pledge of 65% of the capital stock of SPA and 65% of the Convertible Debentures. Reeves and its subsidiaries, except for SPA, guarantee the obligations of Brothers under the Credit Agreement. All obligations of Brothers, as Borrower, are cross-defaulted to each other and to all other material obligations of Reeves, Brothers, and their respective subsidiaries as set forth in the Credit Agreement.

     At the closing of the Credit Agreement, Brothers paid GECC a closing fee of $525,000. Brothers also paid GECC a collateral monitoring fee of $100,000 and will pay $65,000 to GECC on the first anniversary of the closing of the Credit Agreement. Brothers also paid GECC's due diligence expenses related to the closing of the Credit Agreement.

D.   Events Precipitating Chapter 11 Filing

     Between 1989 and 1996, Brothers undertook a substantial capital expansion program to modernize the production capabilities of each of Brothers' business divisions, which proved successful for PBG and RAM. As a result, the market share positions of each of those groups have been maintained and even advanced in certain areas. Additionally, during this time, Brothers embarked on an effort to reduce the overall cost structure of its business divisions, and to dispose of certain businesses in an effort to increase its profitability. Despite these efforts, beginning in 1995 one of Brothers' business divisions, the Apparel Textile Group ("ATG"),[15] began experiencing enormous losses.

     While the other business divisions of Brothers were successful in their capital expansion and cost-reduction efforts, ATG began to experience declining sales directly attributable to ATG's inability to compete with an increasingly greater number of foreign-produced textile products resulting from, among other things, the North American Free Trade Agreement ("NAFTA"), which adversely impacted sales throughout the United States apparel textile industry generally. In addition, despite the success of the capital expansion programs, RAM experienced a decline in sales and profitability from 1995 to 1996 due to a significant shift in the type of airbags being utilized by the automotive manufacturing industry. The combined effect of the decline in profitability of ATG and the decline in airbag sales experienced by RAM resulted in substantial liquidity difficulties for Consolidated Reeves.

     As a result of their business difficulties, in September 1996, Consolidated Reeves retained the firm of Merrill Lynch & Co. to investigate the possibility of selling one or more of Brothers' business divisions on a going concern basis. Reeves, however, was unable to obtain an offer substantial enough to retire its outstanding long-term debt.

     As a result of their continued liquidity difficulties, in May 1997, the Debtor and Brothers retained the firm of Zolfo Cooper, LLC ("Zolfo Cooper"), as management and financial consultants to assist in the restructuring of the Debtor's operations and finances. While the Debtor and Zolfo Cooper began the process of developing a long-term business plan, based on the Debtor's continuing liquidity difficulties, it became apparent that the Debtor would not be able to make the scheduled interest payment due July 15, 1997 on the Old Senior Notes, and that the Debtor would need to restructure its long-term indebtedness. In addition, during this period, the Debtor incurred covenant defaults under the Chase Credit Agreement, which were temporarily waived by the Chase Bank Group in order to facilitate a global restructuring of Reeves' long-term indebtedness.

     In early 1997, it became evident that Brothers had to dispose of ATG to remain profitable. Although Reeves attempted to sell ATG as a going concern, Reeves was unable to secure a satisfactory offer. Consequently, ATG ceased operating and began liquidating. As a result, on August 1, 1997 and August 21, 1997, Brothers closed both of its ATG plants in Chesnee, South Carolina and Bishopville, South Carolina. Brothers is now in the process of liquidating the assets at both locations. These plants utilized equipment leased by Brothers from Sanwa Business Credit Corporation, U.S. Leasing, Provident Commercial Group, and Fleet Capital Corporation (collectively, the "Lessors"). These equipment leases were guaranteed by Reeves, and represent a significant liability. There are currently ongoing negotiations with the Lessors regarding the disposition of the leases in light of the discontinuance of the ATG operations, and, prior and subsequent to the Filing Date, agreements were reached with Sanwa Business Credit Corporation and Fleet Capital Corporation to satisfy their obligations under leases for ATG equipment and to resolve disputes regarding certain asserted defaults under leases for ATG and non-ATG equipment. The agreements provide for, among other things, a waiver of the payment and non-payment defaults under the leases, reinstatement of the cross-defaulted non-ATG equipment leases and schedules, a payment schedule for monies owed under the leases, certain financial covenants and conditions, payment of waiver fees, and providing letters of credit to secure certain lease obligations.

E.   Development of the Plan of Reorganization

     1.   Restructuring Negotiations with the Informal Committee

     When it became apparent that Reeves would not be able to make the interest payment due July 15, 1997 on the Old Senior Notes, Reeves commenced negotiations with two of the largest holders of Old Senior Notes and Old Subordinated Debentures to effectuate a consensual restructuring of those obligations. Specifically, Reeves commenced negotiations with Oaktree Capital Management LLC ("Oaktree"), who together with related entities holds approximately $76,780,000 of the Old Senior Notes and $7,853,000 of the Old Subordinated Debentures, and Goldman Sachs & Co. ("Goldman"), who holds approximately $8,000,000 of the Old Senior Notes and $320,000 of the Old Subordinated Debentures.

     Through these negotiations, Reeves reached an agreement for the restructuring of its public debt, which the parties determined would be best accomplished through a pre-arranged chapter 11 proceeding. This agreement is embodied in an Amended and Restated Restructuring Agreement dated as of November 6, 1997. Oaktree and Goldman thereafter formed the Informal Committee to represent the collective interests of all holders of Old Senior Notes and Old Subordinated Debentures. The Informal Committee is represented by the law firm of Paul, Weiss, Rifkind, Wharton & Garrison (who also represented Oaktree and Goldman prior to formation of the Informal Committee). Counsel to the Informal Committee can be contacted at Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-60643, (212) 373-3000, Attn: Robert D. Drain, Esq.
The Informal Committee has also retained Chanin & Co. as financial advisors.

     2.   Formulation of Plan

     During discussions with its creditor constituencies, the Debtor emphasized the benefits of a consensual transaction, and the potential harm and uncertainties that a protracted, contentious restructuring process would have on Consolidated Reeves' relationships with suppliers and customers. Accordingly, the Plan represents a pre-arranged plan of reorganization, at the Reeves (holding company) level only, which should result in the reorganization of Reeves' long-term debt under the Old Senior Notes and the Old Subordinated Debentures in a relatively short time frame, thereby minimizing disruption to customer and supplier relationships and business operations at the Brothers operational level. Pursuant to the Plan, the Debtor's obligations under the Credit Agreement will be affirmed and the holders of Senior Noteholder Claims and Subordinated Debentureholder Claims will receive in the aggregate
(a) $75,000,000[16] of New Senior Notes, (b) $73,004,723 of New
Structurally Subordinated Notes, and (c) a 25% indirect equity ownership of Reorganized Reeves, which may be increased through the payment of Additional Interest under the New Structurally Subordinated Note Indenture to an aggregate of an 85% indirect equity ownership of Reorganized Reeves by the year 2004.

     The distributions to holders of Old Senior Notes and Old Subordinated Debentures under the Plan are in compromise and settlement of a dispute with respect to whether the Old Senior Notes are "Senior Indebtedness" to which the Old Subordinated Debentures are subordinate under the terms of the Old Subordinated Debenture Indenture. The plain language of the Old Subordinated Debenture Indenture does not appear to provide that all or a substantial amount of the Old Senior Notes are "Senior Indebtedness," and thus such Old Subordinated Debentures would be pari passu with the Old Senior Notes. On the other hand, parole evidence suggested that the parties intended the Old Senior Notes to be "Senior Indebtedness." Based on an agreement between the Informal Committee and a separately represented holder of a significant amount of Old Subordinated Debentures, the Plan treats the Old Subordinated Debentures as if 75% of the Old Subordinated Debentures ranked pari passu with the Old Senior Notes and 25% of the Old Subordinated Debentures are subordinate to the Old Senior Notes. The Debtor believes that this settlement is reasonable and fair in light of the terms of the Old Subordinated Debenture Indenture, the relatively small amount of Old Subordinated Debentures outstanding, and the costs, delays, and risks inherent in litigation of the issue.

     The Plan also resolves certain Affiliate Claims pertaining to, among other things, tax allocation issues. All other Allowed
Claims, including those arising under the equipment lease guarantees, will be unimpaired under the Plan.

F.   Developments in Chapter 11 Case

     On November 24, 1997, the Bankruptcy Court held a hearing on the Debtor's applications to retain Proskauer Rose LLP as counsel to the Debtor, Zolfo Cooper, LLC as special financial advisors and bankruptcy consultants to the Debtor, Price Waterhouse & Company, LLP as general accountants to the Debtor, and Bankruptcy Services, LLC as Noticing and Balloting Agent, at which time the Bankruptcy Court granted the requested relief. In addition, the Bankruptcy Court granted the Debtor's application for an order scheduling hearings to consider the approval of this Disclosure Statement and establishing certain noticing and procedural matters relating thereto. Also at the hearing, the Bankruptcy Court entered an interim order under which the Debtor's obligations and the liens granted under the Secured Guaranty were reaffirmed and GECC was granted a super priority administrative expense claim in connection with such obligations. A Final Order relating thereto was entered on December 16, 1997. On
December 17, 1997, the Bankruptcy Court entered an order setting January 30, 1998 as the last date by which creditors (with certain exceptions, including the Bondholders, the Indenture Trustees, and the holders of Affiliate Claims) of the Debtor must file proofs of claim against the Debtor or the Debtor's estate. On January 5, 1998, a meeting of creditors under Section 341 of the Bankruptcy Code was held at the Office of the United States Trustee.


                              III
                           THE PLAN


A.   General Requirements Respecting Confirmation of the Plan

     The following is a summary intended as a brief overview of the Plan and is qualified in its entirety by reference to the full text of the Plan, a copy of which is annexed hereto as Exhibit A. Holders of Claims and Equity Interests are respectfully referred to the relevant provisions of the Bankruptcy Code and are encouraged to review the Plan and this Disclosure Statement with their counsel.

     In general, a chapter 11 plan of reorganization must
(1) divide Claims and interests into separate categories and classes, (2) specify the treatment that each category and class is to receive under such plan, and (3) contain other provisions necessary to implement the reorganization of a debtor. A chapter 11 plan may specify that the legal, equitable, and contractual rights of the holders of Claims or equity interests in certain classes are to remain unchanged by the reorganization effectuated by the plan. Such classes are referred to as "unimpaired" and, because of such favorable treatment, are deemed to vote to accept the plan. Accordingly, it is not necessary to solicit votes from holders of Claims or equity interests in such "unimpaired" classes. Under the Debtor's Plan, Class 1 consisting of Priority Claims, Class 2 consisting of General Secured Claims, and Class 3 consisting of General Unsecured Claims are unimpaired and, therefore, are deemed to have accepted the Plan.

     Section 1122 of the Bankruptcy Code provides that a plan of reorganization shall classify the Claims and equity interests of a debtor's creditors and equity interest holders. In compliance with Section 1122 of the Bankruptcy Code, the Plan divides the holders of Claims and Equity Interests into two categories and six Classes, and sets forth the treatment offered to each Class.[17] These Classes take into account the differing nature and priority of Claims against the Debtor. Section 101(5) of the Bankruptcy Code defines "Claim" as a "right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured" or a "right to an equitable remedy for breach of performance if such breach gives rise to a right to payment whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured." A "Claim" against a debtor also includes a Claim against property of the debtor, as provided in Section 102(2) of the Bankruptcy Code. An interest is an equity interest in a debtor.

     For the holder of a Claim to participate in a reorganization plan and receive the treatment offered to the class in which it is classified, its Claim must be Allowed. Under the Plan, an Allowed Claim is defined as (1) a Claim that has been listed by the Debtor in its Schedules and (a) is not listed as disputed, contingent, or unliquidated; and (b) is not a Claim as to which a proof of Claim has been filed, (2) a Claim as to which a timely proof of Claim has been filed as of the Bar Date and (a) no objection thereto, or application to equitably subordinate or otherwise limit recovery, has been made on or before any applicable deadline; or (b) if an objection thereto, or application to equitably subordinate or otherwise limit recovery, has been interposed, the extent to which such Claim (whether in whole or in part) has been Allowed by a Final Order, (3) a Claim arising from the recovery of property under Sections 550 or 553 of the Bankruptcy Code and Allowed in accordance with
Section 502(h) of the Bankruptcy Code, or (4) any Claim Allowed under the Plan.

Under the Plan, the administrative claim of GECC is Allowed in an aggregate amount equal to the outstanding principal amount as of the Effective Date plus unpaid interest, fees and expenses, if any, and all other obligations of Reeves payable under the Secured Guaranty, which are or have been accrued through the Effective Date. All Senior Noteholder Claims and all Subordinated Debentureholder Claims are also Allowed as to each holder thereof in an amount equal to the aggregate principal amount outstanding under the Old Senior Notes and the Old Subordinated Debentures held by each such Claimant plus interest through the Filing Date and treated in accordance with Sections
5.4 and 5.5 of the Plan. In addition, all Affiliate Claims are Allowed under the Plan and will be treated in accordance with
Section 5.6 of the Plan. The Plan further provides that no objections will be entertained to (1) the allowance of the administrative claim of GECC, or the validity, priority, enforceability, or non-avoidability of the Liens securing the obligations to GECC under the Secured Guaranty, (2) the allowance of the Claims of any holder of Old Senior Notes and Old Subordinated Debentures, (3) the allowance and treatment of the Affiliate Claims, or (4) the distributions to be made or treatment accorded under the Plan to the Allowed Senior Noteholder Claims, the Allowed Subordinated Debentureholder Claims, and the Allowed Affiliate Claims.

B    Treatment of Claims and Interests Under the Plan
     The Plan segregates the various Claims against, and Equity Interests in, the Debtor into Administrative Claims, Priority Tax Claims, Class 1 consisting of Priority Claims, Class 2 consisting of General Secured Claims, Class 3 consisting of General Unsecured Claims, Class 4A consisting of Senior Noteholder Claims, Class 4B consisting of Subordinated Debentureholder Claims, Class 5 consisting of Affiliate Claims, and Class 6 consisting of Equity Interests.

Under the Plan, Claims in Classes 1, 2, and 3 are unimpaired, and Claims in Classes 4A, 4B, and 5, and Equity Interests in Class 6, are impaired. In the Debtor's opinion, the treatment accorded to the impaired Classes of Claimants represents the best treatment which can be provided to these Claimants under the circumstances and is superior to the treatment which would be afforded to such Claimants in the event of a liquidation of the Debtor. Set forth below is a summary of the Plan's treatment of the various categories and Classes.

     1.   Unclassified Categories of Claims


     a.   Category 1   Administrative Claims

          Administrative Claims include the actual and necessary costs and expenses incurred during a chapter 11 case. Such expenses include the obligations to GECC under the Secured Guaranty, costs incurred in the operation of the Debtor's business after the commencement of its chapter 11 case, the fees and expenses of Professionals retained by the Debtor, the Informal Committee, or any statutory committee appointed to serve in the Debtor's chapter 11 case, and the fees due to the United States Trustee pursuant to 28 U.S.C. Section 1930.

          Pursuant to the Plan, all Administrative Claims are to be paid in full, in Cash, in such amounts as (i) are incurred in the ordinary course of business by the Debtor, or (ii) are Allowed by the Bankruptcy Court upon the later of the Effective Date, the date upon which there is a Final Order allowing such Administrative Claim, or any other date specified in such order, or (iii) as may be agreed upon between the holders of such Administrative Claims and the Debtor. The Reorganized Debtor shall also pay the reasonable fees and expenses incurred on or before the Effective Date by the members of the Informal Committee, including counsel and financial advisors to the Informal Committee incurred in connection with the Reorganization Case or the Plan (without application by, or on behalf of, any such Person to the Bankruptcy Court, unless specifically ordered by the Bankruptcy Court) as an Administrative Claim (unless any such Person has been retained by an Official Committee pursuant to Sections 327 or 1103 of the Bankruptcy Code). If the Reorganized Debtor and any such Person cannot agree on the amount of fees and expenses to be paid to such Person, the amount of such fees and expenses shall be determined by the Bankruptcy Court.

     All final applications for Professional Fees for services rendered in connection with the Reorganization Case and the Plan prior to the Confirmation Date shall be filed with the Bankruptcy Court within thirty (30) days after the Confirmation Date. Payments respecting final Professional Fee applications shall be made by the Debtor or Reorganized Reeves upon the Bankruptcy Court's authorization thereof on appropriate notice and hearing. All Professional Fees for services rendered in connection with the Reorganization Case and the Plan after the Confirmation Date shall be paid by Reorganized Reeves without further Bankruptcy Court authorization or the need to file a fee application. If Reorganized Reeves and any Professional cannot agree on the amount of fees and expenses to be paid to such party, the amount of any such fees and expenses shall be determined by the Bankruptcy Court.

          b.   Category 2   Priority Tax Claims

     Allowed Priority Tax Claims are comprised of the Allowed unsecured Claims of governmental units entitled to a priority in right of payment under Section 507(a)(8) of the Bankruptcy Code. Under the Plan, all Allowed Priority Tax Claims shall be paid by the Debtor in full, in Cash, on the later of (i) the Effective Date, (ii) the date upon which there is a Final Order allowing such Claim as an Allowed Priority Tax Claim, (iii) the date that such Allowed Priority Tax Claim would have been due if the Reorganization Case had not been commenced, or (iv) upon such other terms as may be agreed to between the Debtor and the holder of any Allowed Priority Tax Claim; provided, however, that the Debtor may, at its option, in lieu of payment in full of Allowed Priority Tax Claims on the Effective Date, make Cash payments respecting Allowed Priority Tax Claims, deferred to the extent permitted by Section 1129(a)(9) of the Bankruptcy Code and, in such event, interest shall be paid on the unpaid portion of such Allowed Priority Tax Claim at a rate to be agreed to by the Debtor and the appropriate governmental unit or, if they are unable to agree, as determined by the Bankruptcy Court. The Debtor believes that there will be no or a minimal amount of Allowed Priority Tax Claims.

2.   Unimpaired Classes of Claims

     A chapter 11 plan may specify that the legal, equitable, and contractual rights of the holders of Claims or equity interests in certain classes are to remain unchanged by the reorganization effectuated by the plan. Such classes are referred to as "unimpaired" and, because of such favorable treatment, are deemed to vote to accept the plan. Accordingly, it is not necessary to solicit votes from holders of Claims or equity interests in such "unimpaired" classes. Under the Debtor's Plan, the Class of Priority Claims (Class 1), the Class of General Secured Claims (Class 2) and the Class of General Unsecured Claims (Class 3) are unimpaired and, therefore, are deemed to have accepted the Plan.

          a.   Class 1   Priority Claims

Priority Claims include the Allowed unsecured Claims entitled to priority in right of payment pursuant to Section 507 of the Bankruptcy Code, other than Priority Tax Claims. Pursuant to the Plan, all Allowed Priority Claims shall be paid in full, in Cash, upon the later of the Effective Date, or the date on which there is a Final Order allowing any such Claim as an Allowed Priority Claim, or upon such other terms as may be agreed to by the Debtor and any holder of an Allowed Priority Claim. As of the date hereof, the Debtor does not anticipate that there will be a significant amount of Allowed Priority Claims on the Effective Date.

          b.   Class 2   General Secured Claims

As of the date hereof, the Debtor does not believe that there will be any Allowed General Secured Claims on the Effective Date. To the extent, however, that there are such Allowed Claims, the Plan provides that at the Debtor's option, such Claims will either be paid in full, in Cash, on the Effective Date or the date upon which there is a Final Order allowing such Claim as an Allowed General Secured Claim, or such Claims will otherwise be rendered unimpaired, or upon such other terms as may be agreed to by the Debtor and any holder of an Allowed General Secured Claim.

          b.   Class 3 -- General Unsecured Claims
Pursuant to the Plan, all of the legal, equitable, and contractual rights of Allowed General Unsecured Claims shall be left unimpaired and, accordingly, shall be satisfied on the latest of (a) the Effective Date, (b) the date a General Unsecured Claim becomes an Allowed Claim, (c) the date an Allowed General Unsecured Claim becomes due and payable in the ordinary course of the Debtor's business consistent with the Debtor's ordinary payment practices or pursuant to any agreement between the Debtor and the holder of an Allowed General Unsecured Claim, or (d) on such other date as may be agreed to by the Debtor and the holder of such Allowed General Unsecured Claim. The Debtor estimates that Cash distributions under the Plan in respect of General Unsecured Claims will be approximately $47,000 in the aggregate.[18] Contingent, unliquidated General Unsecured Claims, such as the Allowed Claims under the guarantees of Brothers' equipment leases or other indebtedness, are unimpaired under the Plan and shall continue in effect, unaltered after the Effective Date, with the exception of an injunction against the right to enforce any alleged default under any contract, lease, guaranty, or other instrument of the Debtor or its subsidiaries arising from the commencement of the Reorganization Case, or the insolvency or financial condition of the Debtor. The Debtor does not anticipate making any Cash payments under the Plan in respect of any contingent, unliquidated General Unsecured Claims. The Debtor believes that the Confirmation of the Plan will enhance the ability of Brothers to perform its obligations under the equipment leases and other agreements guaranteed by the Debtor.

3.   Impaired Classes

Pursuant to Section 1124 of the Bankruptcy Code, a class of Claims or equity interests is impaired unless the legal, equitable, and contractual rights of the holders of Claims or equity interests in such class are not modified or altered. Holders of Allowed Claims and interests in impaired classes are entitled to vote on a debtor's plan of reorganization. Under the Debtor's Plan, the Class of Senior Noteholder Claims (Class 4A), the Class of Subordinated Debentureholder Claims (Class 4B), the Class of Affiliate Claims (Class 5), and the Class of Equity Interests (Class 6) are impaired and, therefore, are entitled to vote on the Debtor's Plan.

     a.   Class 4A -- Allowed Senior Noteholder Claims

Pursuant to the Plan, as of the Effective Date, all of the Old Senior Notes shall be canceled, annulled, and extinguished and each holder of an Allowed Senior Noteholder Claim shall receive its Pro Rata share of (a) $70,318,387 of the New Senior Notes issued pursuant to the New Senior Note Indenture,
(b) $65,619,183 of the New Structurally Subordinated Notes issued pursuant to the New Structurally Subordinated Note Indenture, and
(c) a number of shares of the issued and outstanding RI Common Stock representing a 22.47% equity ownership in RI. RI will have two classes of RI Common Stock, Class A RI Common Stock and Class B RI Common Stock. The two classes of RI Common Stock are identical in all respects and, except as required by law or the certificate of incorporation of RI, will vote together as a single class on all matters submitted to the holders of RI Common Stock. The Harts will receive Class A RI Common Stock under the Plan. The holders of Allowed Senior Noteholder Claims and the holders of Allowed Subordinated Debentureholder Claims will receive Class B RI Common Stock under the Plan. The payment of Additional Interest will be made in the form of Class B RI Common Stock. All of the shares of Class B RI Common Stock will be deposited into a voting trust to allow the class to vote as a block.[19] Except in limited circumstances relating to the payment of Additional Interest or the conversion of Class A RI Common Stock received in connection with the exercise of remedies under the Non-Recourse Pledge, RI may not issue additional shares of Class B RI Common Stock. The holders of Allowed Senior Noteholder Claims shall also be entitled (upon returning an executed signature page for each of the Registration Rights Agreements and the Stockholders Agreement when exchanging the Old Senior Notes for New Senior Notes, New Structurally Subordinated Notes, and RI Common Stock) to the benefits of and be subject to the obligations arising under, as applicable, the Registration Rights Agreements and the Stockholders Agreement, and shall also be bound by the Voting Trust Agreement without any further action.[20] Interest on the New Senior Notes shall accrue from January 15,1998. The obligations to pay Additional Interest under the New Structurally Subordinated Notes shall be supported by the Non-Recourse Pledge.[21]

          b.   Class 4B   Allowed Subordinated Debentureholder
               Claims

Under the Plan, as of the Effective Date, all of the Old Subordinated Debentures shall be canceled, annulled, and extinguished, and each holder of an Allowed Subordinated Debentureholder Claim shall receive its Pro Rata share of
(a) $4,681,613 of the New Senior Notes issued pursuant to the New Senior Note Indenture, (b) $7,385,540 of the New Structurally Subordinated Notes issued pursuant to the New Structurally Subordinated Note Indenture, and (c) a number of shares of the issued and outstanding RI Common Stock representing a 2.53% equity ownership in RI. RI will have two classes of RI Common Stock, Class A RI Common Stock and Class B RI Common Stock. The two classes of RI Common Stock are identical in all respects and, except as required by law or the certificate of incorporation of RI, will vote together as a single class on all matters submitted to the holders of RI Common Stock. The Harts will receive
Class A RI Common Stock under the Plan. The holders of Allowed Senior Noteholder Claims and the holders of Allowed Subordinated Debentureholder Claims will receive Class B RI Common Stock under the Plan. The payment of Additional Interest will be made in the form of Class B RI Common Stock. All of the shares of Class B RI Common Stock will be deposited into a voting trust to allow the class to vote as a block.[22] Except in limited circumstances relating to the payment of Additional Interest or the conversion of Class A RI Common Stock received in connection with the exercise of remedies under the Non-Recourse Pledge, RI may not issue additional shares of Class B RI Common Stock. The holders of Allowed Subordinated Debentureholder Claims shall also be entitled (upon returning an executed signature page for each of the Registration Rights Agreements and the Stockholders Agreement when exchanging the Old Subordinated Debentures for New Senior Notes, New Structurally Subordinated Notes, and RI Common Stock) to the benefits of and be subject to the obligations arising under, as applicable, the Registration Rights Agreements and the Stockholders Agreement, and shall also be bound by the Voting Trust Agreement without any further action.[23] Interest on the New Structurally Subordinated Notes shall accrue from January 15, 1998. The obligations to pay Additional Interest under the New Structurally Subordinated Notes shall be supported by the Non-Recourse Pledge.[23]

     c.   Class 5   Affiliate Claims

     Pursuant to the Plan, as of the Effective Date, all Affiliate Claims shall be Allowed, and, in full satisfaction thereof, on or before the Effective Date, the Consulting Agreements, the Fenchurch Tax Sharing Note,[25] the Tax Allocation Agreements,[26] the Employment Agreements, and the SPV Reeves Guarantees, shall have been executed and shall become effective according to their terms. The obligations under certain of these agreements are structurally senior to the New Senior Notes and the New Structurally Subordinated Notes. Such agreements, however, (i) were negotiated in settlement of potentially significant Claims against the Debtor, and in some instances, against Brothers, (ii) ensure the continued enhancement of key personnel, and (iii) were negotiated in conjunction with other agreements, such as the Non-Recourse Pledge, the side letters to the Employment Agreements, and the RI Common Stock allocations under the Plan that significantly benefit the Bondholders. The SPV Reeves Guarantees and the Fenchurch Tax Sharing Note are not subject to any objection, request for estimation, equitable subordination or to otherwise limit recovery, in any subsequent insolvency, bankruptcy, or other proceeding regarding SPV Reeves.[27] Copies of the Employment Agreements, the SPV Reeves Guarantees, and the Consulting Agreements are included as Exhibits C, D, and E, respectively, in the Plan Supplement. A copy of the SPV Reeves LLC Agreement is included as Exhibit G in the Plan Supplement. A copy of the Fenchurch Tax Sharing Note is included as Exhibit L in the Plan Supplement. A copy of the Escrow Agreement respecting the Employment Agreements will be included as Exhibit O in the Plan Supplement.

          d.   Class 6-- Equity Interests

Under the Plan, as of the Effective Date, all existing
Equity Interests in the Debtor shall be retained and continue to be held by RI. The Plan also provides that upon the Effective Date, the holders of Equity Interests will be impaired through the dilution of RI Common Stock resulting from, among other things, the granting of shares of RI Common Stock to the holders of Old Senior Notes and Old Subordinated Debentures equal to 25% of all issued and outstanding RI Common Stock. Claims in respect of any rejected unexercised stock options shall receive no distributions.

C. Description of Transactions to Be Implemented in Connection with the Plan

     1.   New Senior Note Indenture

     On the Effective Date, $75,500,000 of New Senior Notes will be issued pursuant to the New Senior Note Indenture. Reorganized Reeves will be the issuer and IBJ Schroder Bank & Trust will be the Indenture Trustee under the New Senior Note Indenture. The New Senior Notes will bear interest at the rate of 11% per annum, which interest will accrue from January 15, 1998, and be paid semi-annually in arrears on February 28 and August 31. The New Senior Notes will mature on January 15, 2002. The New Senior Notes will be general unsecured senior obligations of Reorganized Reeves, will rank pari passu in right of payment with all other senior indebtedness of Reorganized Reeves (excluding indebtedness of Reorganized Reeves under the GECC Loan Documents to which the New Senior Notes will be contractually subordinated), and will rank senior in right of payment to any subordinated indebtedness of Reorganized Reeves.

     Under the New Senior Note Indenture, Reorganized Reeves has the option of redeeming the New Senior Notes at any time, in whole or in part, at 101% of the principal amount thereof in the first year, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least $20,000,000 aggregate principal amount remains outstanding (and not held by Reorganized Reeves or an Affiliate thereof) following such redemption unless all of the outstanding New Senior Notes are so redeemed. The New Senior Note Indenture also provides that upon the occurrence of a change of control of Reorganized Reeves (other than to the Bondholders), Reorganized Reeves will be required to make an offer to repurchase the New Senior Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. Reorganized Reeves will be required to offer to purchase the New Senior Notes at a redemption of 100% of the principal amount thereof plus accrued and unpaid interest, if any, with the net cash proceeds of sales or other disposition of assets not applied to (a) the permanent reduction of obligations under the GECC Loan Documents, or (b) reinvestment into Reorganized Reeves' business.

     In addition, the New Senior Note Indenture will contain usual and customary covenants for debt obligations of this type, including covenants regarding, among other matters
(a) transactions with Affiliates, (b) investments, (c) the sale or issuance of capital stock of subsidiaries, (d) the creation of liens, (e) the maintenance of the properties and business of Reorganized Reeves and its subsidiaries, (f) sale and leaseback transactions (g) consolidations mergers and transfers of all or substantially all of Reorganized Reeves' assets, and (h) the incurrence of indebtedness.

     The New Senior Note Indenture will also contain usual and customary events of default for debt obligations of this type, including, without limitation (a) default in the payment of principal on any New Senior Note when the same become due and payable, (b) default in the payment of interest on any New Senior Note when the same becomes due and payable, and such default continues for a period of thirty (30) days, (c) defaults in the performance of or a breach of any other covenant or material agreement of Reorganized Reeves under the New Senior Note Indenture and such default or breach continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the New Senior Notes then outstanding, (d) default or defaults (including a payment default) under one or more agreements, instruments, mortgages, bonds, debentures or other evidence of indebtedness under which Reorganized Reeves or any of its subsidiaries has an outstanding principal amount of indebtedness in excess of $5,000,000 individually or in the aggregate for all such issues of all such persons and either (i) such indebtedness is already due and payable in full; or (ii) such default or defaults have resulted in the acceleration of the maturity of such indebtedness, (e) any final judgment or order (not covered by insurance) for the payment of money in excess of $5,000,000 individually or in the aggregate for all such final judgments or orders against all such persons shall be rendered against the Reorganized Reeves or any of its subsidiaries and remains undischarged or unstayed for 60 days, and (f) with respect to the Reorganized Reeves and its subsidiaries, the occurrence of certain acts of bankruptcy or insolvency or failure to pay debts generally as they come due.

     A copy of the New Senior Note Indenture is included as Exhibit A in the Plan Supplement.

     2.   New Structurally Subordinated Note Indenture

     On the Effective Date, $73,004,723[28] of New Structurally Subordinated Notes will be issued pursuant to the New Structurally Subordinated Note Indenture. RI will be the issuer and First Trust National Association will be the Indenture Trustee under the New Structurally Subordinated Note Indenture. The New Structurally Subordinated Notes will bear interest at a rate of 13% per annum, which interest will accrue from January 15, 1998, and be paid semi-annually in arrears on May 15 and November 15. The New Structurally Subordinated Notes will mature on November 15, 2004. Other than the Non-Recourse Pledge,[29] the New Structurally Subordinated Notes will be general unsecured senior obligations of RI, will rank pari passu in right 2 of payment with all other senior indebtedness of RI (excluding indebtedness of RI under the GECC Loan Documents to which the New 9Structurally Subordinated Notes will be contractually subordinated), and will rank senior in right of payment to all ]subordinated indebtedness of RI. The New Structuraly Subordinated Notes will be structurally subordinated to the indebtedness of RI's subsidiaries, including the New Senior Notes, as well as contractually subordinated to the New Senior Notes.

     The New Structurally Subordinated Note Indenture will provide for the payment of Additional Interest. Specifically, if the New Structurally Subordinated Notes have not been redeemed in full as of the anniversaries of the Issuance Date, as set forth below, RI will pay the Additional Interest on the New Structurally Subordinated Notes by issuing a number of shares of RI Common Stock that, together with the 25% equity ownership of RI issued on the Effective Date of the Plan, will provide the Bondholders with the aggregate percentage interests as follows
(a) on the second anniversary of the Issuance Date - an additional 5% (30% in the aggregate), (b) on the third anniversary of the Issuance Date - an additional 10% (40% in the aggregate), (c) on the fourth anniversary of the Issuance Date - an additional 15% (55% in the aggregate), (d) on the fifth anniversary of the Issuance Date - an additional 15% (70% in the aggregate), (e) on the sixth anniversary of the Issuance Date - an additional 10% (80% in the aggregate), and (f) on the seventh anniversary of the Issuance Date - an additional 5% (85% in the aggregate). If all issued and accrued paid-in-kind ("PIK") interest on the New Structurally Subordinated Notes shall have been paid in full, in Cash, then payment of new Additional Interest shall be reduced by 1/2% for each 1% redemption of the original principal amount of the New Structurally Subordinated Notes (and after payment of all accumulated PIK interest, (e.g. if between the years 1999 and 2000 the Debtor redeems 10% of the original principal amount of the New Structurally Subordinated Notes, the aggregate direct and indirect ownership interest at the year 2001 anniversary of the Issuance Date shall be 35%, which reflects a 5% reduction).

Under the New Structurally Subordinated Note Indenture, RI has the option of redeeming the New Structurally Subordinated Notes at any time, in whole or in part, at 100% of the principal amount thereof together with accrued and unpaid interest, if any, to the date of redemption. The change of control provisions, covenants, and events of default under the New Structurally Subordinated Note Indenture will be the same as under the New Senior Note Indenture.

     A copy of the New Structurally Subordinated Note Indenture is included as Exhibit B in the Plan Supplement.

          3.   New Reeves Charter

          Upon the Effective Date, Reorganized Reeves will continue to be a Delaware corporation and shall adopt the New Reeves Charter consisting of (a) an amended and restated certificate of incorporation, and (b) amended and restated by-laws, in the forms contained in the Plan Supplement. The New Reeves Charter, together with the provisions of the Plan, will provide for the retention and continuation of 100% of the Equity Interests in Reorganized Reeves by RI, the authorization and issuance of the New Senior Notes, a prohibition of the issuance of nonvoting equity securities in accordance with
Section 1123(a)(6) of the Bankruptcy Code, and such other provisions that are necessary to facilitate consummation of the Plan.

     A copy of the New Reeves Charter is included as Exhibit H in the Plan Supplement.

          4.   New RI Charter and RI Common Stock

          Upon the Effective Date, RI will continue to be a Delaware corporation and will adopt (a) an amended and restated certificate of incorporation, and (b) amended and restated by-laws, in the forms contained in the Plan Supplement. The New RI Charter, together with the provisions of the Plan, will provide for the authorization and issuance of the of the RI Common Stock (including as to Additional Interest) and the New Structurally Subordinated Notes, a prohibition of the issuance of nonvoting equity securities in accordance with Section 1123(a)(6) of the Bankruptcy Code, and such other provisions that are necessary to facilitate consummation of the Plan.

          A copy of the New RI Charter is included as Exhibit I in the Plan Supplement.

          RI will continue to be the direct parent of Reeves with its sole purpose being to hold the Reorganized Reeves Common Stock, issue the additional shares of RI Common Stock, and issue the New Structurally Subordinated Notes. Upon the Effective Date of the Plan, the RI Common Stock will be held as follows (a) 75% by the Harts, (b) 22.47% by the holders of Old Senior Notes, and
(c) 2.53% by the holders of Old Subordinated Debentures.
Although there is no present intention to pay dividends, under the RI Charter the holders of RI Common Stock will be entitled to such dividends as may be declared from time to time by the Board of Directors of RI from funds, property, or stock legally available therefor, and subject to the Non-Recourse Pledge and the Stockholders Agreement, will be entitled to receive Pro Rata all assets of RI upon a liquidation, dissolution, or winding up of RI. Except as required by law or as otherwise provided in RI's certificate of incorporation, the holders of RI Common Stock will vote on all matters as a single class and each holder of RI Common Stock will be entitled to one vote for each share of RI Common Stock that it owns. Holders of RI Common Stock will not have cumulative voting rights.

     Certain provisions of RI's certificate of incorporation and RI's by-laws, as summarized below, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including an attempt that might result in the receipt of a premium over the market price for the shares held by stockholders.

     For so long as the Bondholders hold less than a majority, but more than 10% of the outstanding RI Common Stock (and with respect to subsections (a), (b), (c), (e), (f), (g), (h), and (i) below, any of the New Senior Notes or New Structurally Subordinated Notes remain outstanding), the following actions shall require the approval of stockholders holding not less than 85% (or 80% if Additional Interest has been paid on the second anniversary of the Issuance Date) of the RI Common Stock outstanding:

          a. any merger of RI or any subsidiary thereof, any sale of all or any substantial assets of RI or any subsidiary thereof, or any business combination involving RI or any subsidiary thereof, unless all of the net proceeds of such a transaction will be used to permanently retire all or any portion of the obligations arising under the GECC Loan Documents or to redeem all or any portion of the New Senior Notes and New Structurally Subordinated Notes;

          b. any incurrence of indebtedness by RI or any subsidiary thereof in excess of $10,000,000 at any time outstanding, unless all of the net proceeds from the incurrence of such indebtedness shall be used to redeem outstanding New
Senior Notes or New Structurally Subordinated Notes;

          c. any acquisition of a business by RI or any subsidiary thereof where the aggregate consideration to be paid by RI or its subsidiary exceeds $5,000,000 per annum, but without cumulation;

          d. any transaction with an Affiliate[30] of RI (other than a wholly-owned subsidiary), other than performance under the Employment Agreements, the Consulting Agreements, the SPV Reeves Guarantees, the Fenchurch Tax Sharing Note, or the Tax Allocation Agreements;

          e. any issuance of capital stock (including, without limitation, options and convertible securities) of RI unless all net proceeds of such offering will be used (i) to redeem all or any portion of outstanding New Senior Notes or New Structurally Subordinated Notes, or (ii) to retire permanently all or any portion of the outstanding obligation under the GECC Loan Documents;

          f. any issuance of capital stock (including, without limitation, options and convertible securities) of any subsidiary of RI;
          g. any amendment to the certificate of incorporation or by-laws of RI or any subsidiary thereof; and

          h. any issuance or transfer of capital stock of RI or any subsidiary thereof if (i) as a result of such issuance or transfer, the payment of Additional Interest at the maximum levels set forth in Section III(C)(2) of this Disclosure Statement would result in a limitation on the net operating losses of RI and its subsidiaries, or (ii) such issuance or transfer would result in a limitation on the use of the net operating losses of RI or its subsidiaries.

          The rights and duties of the shareholders of RI will be set forth in the Stockholders Agreement, a copy of which is included as Exhibit F in the Plan Supplement.

 .         5.   Non-Recourse Pledge

          On the Effective Date of the Plan, the Harts will execute the Non-Recourse Pledge to secure the payment of Additional Interest. The Non-Recourse Pledge, however, shall be exercised for only the number of shares of RI Common Stock sufficient to meet the required percentage of ownership necessary to satisfy the obligation to pay Additional Interest. The Non-Recourse Pledge shall be limited to the pledge of the Harts' shares of RI Common Stock and shall be without recourse to the Harts and any of their other assets or holdings. A copy of the Non-Recourse Pledge is included as Exhibit K in the Plan Supplement.

          6.   Tax Allocation Agreements

          In accordance with the Tax Allocation Agreements, as amended by agreement made and entered into as of the 5th day of November 1997, Brothers shall be responsible for all expenses (including professional fees) incurred in connection with the preparation of any federal income tax returns or the conduct of any tax proceedings and shall be responsible for the payment to the Internal Revenue Service ("Service") of any additional tax liability (including any applicable interest or penalties) for the period of January 1, 1988 through December 31, 1992 attributable to the federal consolidated tax group of which Brothers was a member during this period, without Brothers being entitled to reimbursement by any other member of the group. Brothers' liability to the Service for this period is estimated at slightly more than $4,500,000. While Brothers has not yet received from the Service a final calculation of the amount due, on December 17, 1997, Brothers made two payments to the Service totaling $4,534,270.10. A copy of the amendment to the Tax Allocation Agreements is included as Exhibit M in the Plan Supplement.

          The Tax Allocation Agreements also provide that no member of the consolidated group shall have any present or future obligation to any other member, except that (i) the Fenchurch Tax Sharing Claim shall be satisfied by the issuance of the Fenchurch Tax Sharing Note, and (ii) for any taxable year beginning on or after January 1, 1993, if the taxable income of Fenchurch (including certain subsidiary corporations) is increased as a result of an audit or other proceeding (in the case of tax years beginning on or after January 1, 1997, the provision also applies to taxable income shown on the returns as filed), Fenchurch (and such subsidiaries) may utilize up to $1,250,000 of net operating losses (and credit equivalents) of other members of the consolidated group, including Reeves and Brothers, without any reimbursement obligation. To the extent that additional loss or credit carryforwards are used, Fenchurch would have a reimbursement obligation.

          4.   Fenchurch Tax Sharing Note

          On January 1, 1998, RI issued the Fenchurch Tax Sharing Note to Fenchurch to satisfy the Fenchurch Tax Sharing Claim.
The Fenchurch Tax Sharing Note is a 13% senior note of RI, in the aggregate principal amount of $1,250,000, due November 15, 2004. The Fenchurch Tax Sharing Note was issued on the same terms and conditions as will apply to the New Structurally Subordinated Notes, with the exception that (a) interest on the Fenchurch Tax Sharing Note (and interest on any notes issued as interest) shall only be payable in Cash to the extent necessary to satisfy Fenchurch's income tax obligations arising from interest on the Fenchurch Tax Sharing Note (and interest on any notes issued as interest), and (b) the Fenchurch Tax Sharing Note does not accrue Additional Interest. Under the Plan, the Fenchurch Tax Sharing Note shall not be subject to any objection, request for estimation, equitable subordination or to otherwise limit recovery, in any subsequent insolvency, bankruptcy, or other proceeding regarding RI.

          8.   Arrangement Fee Note
In consideration for services provided in connection with the arrangement and implementation of the consensual restructuring with certain holders of the Old Senior Notes and Old Subordinated Debentures, including in respect of the GECC Loan Documents, on or prior to the Effective Date, the Debtor will execute and issue the Arrangement Fee Note in favor of Oaktree. The Arrangement Fee Note will be a New Senior Note, in the aggregate principal amount of $500,000. The Arrangement Fee Note shall not be subject to any objection, request for estimation, equitable subordination or to otherwise limit recovery, in any subsequent insolvency, bankruptcy, or other proceeding regarding Reeves.

          9.   Voting Trust Agreement

          Upon the Effective Date of the Plan, all Class B shares will automatically become governed and bound by the Voting Trust Agreement without further action. All of the shares of Class B RI Common Stock, which is the RI Common Stock issued to holders of Old Senior Notes and Old Subordinated Debentures, will be deposited into a voting trust to allow the class to vote as a block. The voting trustee will tabulate the votes of all holders of Class B RI Common Stock on any matter submitted for their vote and will vote the entire block as determined by the holders of a majority of the shares of Class B RI Common Stock voting on the matter. Any transfer of shares of Class B RI Common Stock permitted under the Stockholders Agreement and applicable law will be subject to the voting trust and the shares will bear an appropriate legend. It is expected that minor modifications will be made to the forms of the Stockholders Agreement and the Registration Rights Agreements to acknowledge the voting trust.
A copy of the Voting Trust Agreement will be included as Exhibit N in the Plan Supplement.

          10.  Certain Affiliate Relationships and Agreements

          Hart is the father of James W. Hart, Jr., President and Chief Executive Officer of Reeves and Brothers, and Douglas B. Hart, Executive Vice President and Chief Operating Officer of Reeves and Brothers, and is the principal shareholder of Fenchurch. On the Filing Date, Fenchurch held all of the issued and outstanding shares of RI Common Stock. Prior to Confirmation of the Plan, Fenchurch intends to transfer such RI Common Stock to the Harts and the Harts intend to execute a proxy and an agreement in connection with such proxy that would effectuate the terms of the Non-Recourse Pledge, giving Hart voting rights with
respect to such RI Common Stock for a period of seven years.   On
the Effective Date of the Plan, additional shares of RI Common Stock will be issued so that upon the Effective Date of the Plan the Harts will own 75% of all issued and outstanding RI Common Stock and the Bondholders will collectively own 25% of all issued and outstanding RI Common Stock. Also upon the Effective Date, the 75% of RI Common Stock owned by the Harts will be pledged, on a non-recourse basis, under the Non-Recourse Pledge to secure the payment of Additional Interest to the Bondholders.

     On or before the Effective Date of the Plan, the Employment Agreements between Hart, James W. Hart, Jr., and Douglas B. Hart, respectively (for purposes of this paragraph and the following paragraph, collectively, the "Harts") and Brothers, the Consulting Agreements between the Harts, respectively and SPA, and the SPV Reeves Guarantees between the Harts, respectively and SPV Reeves, copies of which are contained in Exhibits C, D, and E of the Plan Supplement, will have been executed and will have become effective. Also on the Effective Date, the Escrow Agreement respecting the Employment Agreements will be executed and will become effective. Under the Escrow Agreement, in the event of a sale of SPA, sufficient monies are required to be held in escrow to satisfy any outstanding obligations under the Employment Agreements. A copy of the Escrow Agreement will be included as Exhibit O in the Plan Supplement.

     The Employment Agreements will have a five year term beginning on the Effective Date of the Plan and the Harts will receive a combined base salary of $1,350,000 per year. The Employment Agreements also permit an incentive bonus plan (subject to certain approvals set forth in the Employment Agreements), and provide for death benefits, disability benefits, severance payments, health and medical benefits, financial planning assistance not exceeding $5,000 per year, and four weeks paid vacation per year. Pursuant to the Employment Agreements, the Harts are also subject to a non-compete and non-solicitation clause. The obligations of Brothers under the Employment Agreements are guaranteed by SPV Reeves pursuant to the SPV Reeves Guarantees. However, under the GECC Loan Documents, amounts payable to the Harts under the SPV Reeves Guarantees
(a) are pledged to secure obligations under the GECC Loan Documents, (b) are subordinated to such obligations, and (c) may not be paid until such obligations are paid in full in accordance with their terms. Under the Consulting Agreements, the Harts will provide certain services to SPA in exchange for SPA's agreement to fulfill the obligations of Brothers under the Employment Agreements in the event Brothers fails to do so.

     Pursuant to a certain letter agreement referred to in the Employment Agreements, the Informal Committee or any member thereof will not directly or indirectly seek to reject, will not support a motion to reject and will affirmatively oppose any motion to reject the Employment Agreements or the Consulting Agreements in the event of a bankruptcy case under any title of the Bankruptcy Code filed by Brothers or any of its Affiliates and that they will not challenge in any way the SPV Reeves Guarantees. In addition, as set forth in the New Senior Note Indenture and the New Structurally Subordinated Note Indenture, acceptance of a New Senior Note or a New Structurally Subordinated Note, constitutes an agreement by each holder that they will not directly or indirectly seek to reject or support a motion to reject the Employment Agreements or the Consulting Agreements in the event of a bankruptcy case under any title of the Bankruptcy Code filed by Brothers or any of its Affiliates and will not challenge in any way the SPV Reeves Guarantees. Pursuant to a related letter agreement, effective upon the Effective Date of the Plan, Hart, James W. Hart, Jr., and Douglas
B. Hart each agree not to stay or delay the enforcement of the Non-Recourse Pledge, not to seek any other compensation from Reeves or its subsidiaries, except as provided in the Employment Agreements, the Consulting Agreements, and the SPV Reeves Guarantees, and, among other things, in the event it becomes appropriate, to take all reasonable actions necessary to effect a Change of Control (as defined in the New Structurally Subordinated Note Indenture) in a smooth and expeditious manner and not to seek to prevent enforcement of the Non-Recourse Pledge.


     11.  Registration Rights Agreements

     On the Effective Date of the Plan, the Bondholders, RI, and the Harts will enter into the Registration Rights Agreements, copies of which are included as Exhibit J in the Plan Supplement. The Registration Rights Agreements for the new equity holders generally provides that after the earlier of the third anniversary of the Issuance Date or ninety days after RI or Reorganized Reeves effects a Public Offering,[31] new equity holders will have the right to certain registrations on request and piggyback registrations at the expense of Reorganized Reeves, in addition to another registration on request at the selling stockholders' expense, subject to customary limitations. The holders of the New Senior Notes and New Structurally Subordinated Notes will have customary registration rights. In addition, the Fenchurch Tax Sharing Note shall be registrable. Copies of the Registration Rights Agreements are included as Exhibit J in the Plan Supplement.

          12.  Stockholders Agreement

          On the Effective Date of the Plan, the Bondholders, RI, and the Harts will enter into the Stockholders Agreement. A copy of the Stockholders Agreement is included as Exhibit F in the Plan Supplement. The Stockholders Agreement provides for, among other things, the corporate governance of RI, restrictions on the transfer of RI Common Stock, and various other corporate matters concerning RI. Such matters include, among others, rights of the parties regarding board representation, procedures for the appointment of directors, procedures for voting, restrictions on certain transactions of RI, restrictions on the transfer of RI Common Stock, and tag-along rights.

     The Stockholders Agreement also contains certain buy/sell provisions. Generally, the buy/sell provisions provide that at any time after the fourth anniversary of the Issuance Date when the Bondholders hold less than a majority, but more than 5%, of RI Common Stock outstanding, but prior to a Public Offering, Bondholders holding a majority of the shares of RI Common Stock held by all Bondholders (the "Offering Bondholders") may offer to purchase all of the shares of RI Common Stock which they do not own (the "Offer"). Within 30 days of the Offer (the "Notice Period"), at the option of a majority of the shares of RI Common Stock not held by the Bondholders, such holders must (a) accept the Offer, or (b) notify the Bondholders and Reorganized Reeves of their decision to make a counteroffer on the same terms and conditions as the Offer (the "Counteroffer"). If such holders do not notify the Bondholders and Reorganized Reeves of their intention within the Notice Period, the Offering Bondholders shall have the right to purchase all of the shares not owned by the Offering Bondholders pursuant to the Offer. If a majority of the shares of RI Common Stock not held by the Bondholders elect to make a Counteroffer and notify the Bondholders and Reorganized Reeves of such intention within the Notice Period, such holders must complete a successful purchase of the RI Common Stock held by all of the Bondholders within 150 days after the termination of the Notice Period. If such holders fail to complete such purchase within 150 days of after the termination of the Notice Period, the Offering Bondholders shall have the right to purchase all of the shares of RI Common Stock which they do not own at a discount of 5% off of the original Offer price. A Counteroffer must be accepted by all Bondholders. Any shares of RI Common Stock held by the Bondholders who did not participate in making the Offer will be purchased and sold pursuant to the Offer or Counteroffer, as the case may be.

D.   Funding for the Plan

     The Cash payments due on the Effective Date of the Plan will be made from funds generated by, among other things, the operation of the businesses of Brothers, borrowings from and the usage of the cash collateral of GECC, and the dispositions of assets of Brothers or its subsidiaries.

E.   Description of Other Provisions of the Plan

          1.   Disputed Claims

          The Plan provides that with respect to any Disputed Claims, the Bankruptcy Court may fix or liquidate the amount of such Disputed Claims pursuant to Section 502(c) of the Bankruptcy Code, in which event the amounts so fixed or liquidated will be deemed the maximum amounts of the Disputed Claims pursuant to
Section 502(c) of the Bankruptcy Code for purposes of distribu-

tion under the Plan. The Plan further provides that a Disputed Claim will only be entitled to a distribution under the Plan when a Disputed Claim becomes an Allowed Claim upon entry of a Final Order of the Bankruptcy Court or other court with appropriate jurisdiction. Upon such Final Order, the Disbursing Agent will distribute to the holder of such Allowed Claim the property distributable to such holder as provided in the Plan.

          2.   Disputed Payments

          The Plan provides that in the event of any dispute between and among Claimants or the holders of Equity Interests as to the right of any Person to receive or retain any payment or distribution to be made to such Person under the Plan, Reorganized Reeves may, in lieu of making such payment or distribution to such Person, hold such payment or distribution, without interest, until the disposition thereof shall be determined by a Final Order of the Court or other court with appropriate jurisdiction.

          3.   Unclaimed Property

          Pursuant to the Plan, any Person who fails to claim any Cash or any notes, debentures, or other instruments distributed under the Plan within one year from the Effective Date or from such other date as a Claim becomes an Allowed Claim will forfeit all rights to any such distributions under the Plan. Upon forfeiture, such Cash (including interest thereon) will become the property of Reorganized Reeves and all such notes, debentures, and other instruments will be canceled. Persons who fail to claim Cash and/or such notes, debentures, or other instruments will forfeit their rights thereto and will have no Claim whatsoever against the Debtor or Reorganized Reeves or any holder of an Allowed Claim to whom distributions are made.

          4.   Discharge

          The Plan provides that except as otherwise expressly provided in Section 1141 of the Bankruptcy Code or in the Plan, and, without limitation, to the fullest extent authorized or provided for by Sections 524 and 1141 of the Bankruptcy Code, the provisions of the Plan will bind the Reorganized Debtor, any other entity issuing securities under the Plan, any entity acquiring property under the Plan, and any holder of a Claim or Equity Interest, and the distributions made pursuant to the Plan will be in full and final satisfaction, settlement, release, and discharge as against the Debtor, of any and all Claims and Equity Interests of any nature whatsoever that arose before the Effective Date including, without limitation, any interest accrued or expenses incurred thereon from and after the Filing Date, whether or not (a) a proof of Claim or Equity Interest based on such debt, obligation or Equity Interest is filed or deemed filed under Section 501 of the Bankruptcy Code, (b) such Claim or Equity Interest is Allowed under Section 502 of the Bankruptcy Code, or (c) the holder of such Allowed Claim or Equity Interest has accepted the Plan. Upon the Effective Date, all holders of Claims against the Debtor, and holders of Equity Interests in the Debtor will be precluded from asserting against the Debtor, or any of its assets or properties, any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, and the Confirmation Order will permanently enjoin such holders of Claims and Equity Interests, and their successors and assigns, from enforcing or seeking to enforce any such Claims or Equity Interests. Notwithstanding anything in the Plan, including Section 6.22 and
Section 6.24 of the Plan, to the contrary, upon the Effective Date, the GECC Loan Documents shall continue to remain in full force and effect in accordance with their terms and the obligations of Reeves and all Released Parties (as defined in Section 6.24 of the Plan) who are parties to the GECC Loan Documents shall continue to be valid and binding obligations of Reorganized Reeves and such Released Parties, fully enforceable against Reorganized Reeves and such Released Parties in accordance with the terms of the GECC Loan Documents. Notwithstanding anything in the Plan, the Plan shall not affect in any way, including by discharge, release or otherwise, the liabilities, if any, of the Debtor or of any other person with respect to the Pension Plan, including any liability to the PBGC under Title IV of the Employee Retirement Income Security Act of 1974 or any liability to the Pension Plan itself, nor shall any injunction set forth in the Plan or issued in connection with this case pertain to any action or claim with respect to the Pension Plan.

          5.   Waiver of Contractual Subordination Rights

          The Plan provides that as of the Effective Date, each holder of an Allowed Claim (a) by virtue of the acceptance of the Plan by such holder's Class in accordance with Section 1126 of the Bankruptcy Code, (b) by virtue of the acceptance of the Plan by such holder, (c) by virtue of the acceptance of any distribution under the Plan on account of such Claim, or (d) by virtue of Confirmation of the Plan, waives, releases, and relinquishes any and all rights, claims, or causes of action which may subordinate Claims to the payment and distributions or consideration made or to be made hereunder or otherwise to any other holder of a Claim against the Debtor, whether arising out of contract or under applicable law including, without limitation, Section 510 of the Bankruptcy Code and the provisions of the Old Senior Note Indenture and the Old Subordinated Debenture Indenture.[32]


          6.   Additional Releases [33]

          The Plan provides that (a) on the Effective Date of the Plan, in consideration for, or as part of the treatment accorded to, the holders of Claims and Equity Interests under the Plan, Reeves, Reorganized Reeves, Brothers, any of their respective Affiliates, and all of such entities' respective present officers, former officers who are members of the Hart Group, directors, members, partners, agents, employees, attorneys, and financial consultants, and their successors and assigns and the Informal Committee and the Indenture Trustees and all of their respective present officers, directors, members, partners, agents, employees, attorneys, and financial consultants, and their successors and assigns (collectively, the "Released Parties"), will be forever discharged and released from any and all rights, causes of action, claims, demands, debts, or liabilities, of every kind or nature, known or unknown, whether in law or equity, that any Person, including the Debtor, Brothers, and any of their Affiliates, may have asserted, could have asserted, or could in the future assert, directly or indirectly, against any of the Released Parties relating to the Debtor, Brothers, and any of their Affiliates, with the exception of the Excluded Claims, and (b) on the Effective Date of the Plan
(i) Reeves, Reorganized Reeves, Brothers, any of their respective Affiliates, and all of such entities' respective present officers, former officers who are members of the Hart Group, directors, members, partners, agents, employees, attorneys, and financial consultants, and their successors and assigns; and
(ii) the Informal Committee and the Indenture Trustees and all of such entities' respective present officers, directors, members, partners, agents, employees, attorneys, and financial consultants, and their successors and assigns, will unconditionally and mutually release one another from any and all rights, causes of action, claims, demands, debts, or liabilities, of every kind or nature, known or unknown, whether in law or equity, that any of the parties may have asserted, could have asserted, or could in the future assert, directly or indirectly, against each other relating to the Debtor, Brothers, or any of their Affiliates, with the exception of Excluded Claims. Such release includes a release by the Debtor, Brothers, and any of their Affiliates of the Released Parties.

     Excluded Claims under the Plan include any Claim, obligation, right, cause of action or liability related to
(a) any indebtedness of any Affiliated Released Party or any such entity for money borrowed, (b) any set-off or any counterclaim which the Debtor may have or assert against an Affiliated Released Party, except for any Affiliated Released Party that is a member of the Hart Group, (c) the uncollected amount of any Claim made by the Debtor (whether in a filed pleading, by letter or otherwise) prior to the Effective Date against an Affiliated Released Party, except for any Affiliated Released Party that is a member of the Hart Group, which Claim has not been settled or compromised, (d) any Claim arising from fraud or willful misconduct, or (e) any obligation under the Plan or any of the Plan Documents.

     The Plan also provides that except with respect to Claims against the Debtor that are specifically Allowed under this Plan, which include the Affiliate Claims, the Debtor reserves the right to object to the Claim of a Released Party against the Debtor. The Debtor believes that the third party release and injunction provisions under the Plan (as discussed this Section III(E)(6) and in the following Section III(E)(7)) are appropriate, as they are an essential element under the Plan. The Released Parties are contributing valuable consideration to effectuate the Reorganization Case, including a reduction of their equity holdings from 100% to 75% (subject to further reductions if the New Structurally Subordinated Notes are not redeemed at certain times), the compromise of certain Affiliate Claims incurred in connection with the Tax Allocation Agreements, and an agreement to provide future services under the Employment Agreements.
There is also an identity between the Released Parties and the Debtor due to, among other things, the Debtor's indemnification
obligations.   In addition, all creditors will be unimpaired, or
will receive New Notes with a face amount equal to their pre-petition debt. Finally, the Informal Committee, representing a substantial majority of the Debtor's creditors have agreed to the release and injunction provisions in the Plan.

          7.   Injunctions

          Pursuant to the Plan, unless otherwise provided in the Plan, all injunctions or stays provided for in the Reorganization Case pursuant to Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in effect on the Confirmation Date, will remain in full force and effect until the Effective Date. The Plan further provides that the Confirmation Order will provide that (a) the distributions and transfers of property pursuant to the terms of the Plan are made free and clear of all Claims and interests (except as otherwise expressly provided in the Plan) and that, upon Confirmation of the Plan (except as otherwise expressly provided in the Plan), all holders of Claims or Equity Interests will be permanently enjoined from and restrained against commencing or continuing any suit, action, or proceeding or asserting against the Reorganized Debtor or its assets or property any Claim, Equity Interest, or cause of action based upon any act or omission, transaction, or other activity of any kind or nature that occurred before the Confirmation Date, and
(b) upon Confirmation of the Plan (except as otherwise expressly provided in the Plan), all holders of Claims or Equity Interests will be permanently enjoined from and restrained against commencing or continuing any suit, action, or proceeding against the Released Parties relating to (i) the rights, causes of action, claims, demands, debts, or liabilities released in accordance with Section 6.24(a) of the Plan, and (ii) any alleged default under any contract, lease, guaranty, or other instrument of the Debtor or its subsidiaries arising from the commencement of the Reorganization Case, or the insolvency or financial condition of the Debtor.

          8.   Exculpation

          Under the Plan, none of the Debtor, the Reorganized Debtor, Brothers, or any of their respective Affiliates, GECC, the Informal Committee, the Indenture Trustees, any holder of an Equity Interest, nor any of all such Persons' respective present officers, former officers who are members of the Hart Group, directors, members, partners, agents, employees, attorneys, or financial consultants, or their successors and assigns shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, or arising out of, the negotiation, preparation or formulation of the Plan, the pursuit of Confirmation of the Plan, the consummation of the Plan, or other administration of the Plan or property to be distributed under the Plan, with the exception of Excluded Claims.

          9.   Section 1146 Exemption

          In accordance with Section 1146(c) of the Bankruptcy Code (a) the issuance, transfer, or exchange of any security under the Plan or the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan, or the revesting, transfer, or sale of any real or personal property of the Debtor pursuant to, in implementation of, or as contemplated by the Plan, (b) the making, delivery, creation, assignment, amendment, or recording of any note or other obligation for the payment of money or any mortgage, deed of trust, or other security interest under, in furtherance of, or in connection with the Plan, the issuance, renewal, modification, or securing of indebtedness by such means, (c) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, and (d) the transfer or sale of any assets for the purpose of paying Additional Interest in connection with the Plan, will not be subject to any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or governmental unit in which any instrument under the Plan is to be recorded will, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

          10.  Full and Final Satisfaction

          Pursuant to the Plan, all payments and all distributions made under the Plan will be in full and final satisfaction, settlement, release, and discharge of all Claims and Equity Interests, except as otherwise provided in the Plan.

          11.  Cram-Down

          In the event any impaired Class shall fail to accept or shall be deemed to reject the Plan, the Debtor reserves the right to request the Bankruptcy Court to confirm the Plan in accordance with the provisions of Section 1129(b) of the Bankruptcy Code. (See Section IV(B)(3) of this Disclosure Statement entitled "Confirmation Without Acceptance By All Impaired Classes").

          12.  Disbursement of Funds and Delivery of Distribution

          Except as otherwise provided in the Plan, all distributions made under the Plan will be made on the Effective Date, or as soon as practicable thereafter, to each holder of an Allowed Claim. The holder of an Allowed Claim will be deemed to be the Person entitled to such distribution, and distributions will be made and at the address of such holder, who (a) filed the most recent timely proof of Claim relating thereto, provided no evidence that the transfer of such Claim was filed, or (b) in the event evidence of transfer of a timely filed proof of Claim was filed (i) the transferee named therein if the transferor named therein does not file a timely objection pursuant to Bankruptcy Rule 3001(e); or (ii) the Person so designated by a Final Order of the Bankruptcy Court if a timely objection to the evidence of transfer was filed, (c) is reflected in the Schedules as the holder of such Claim if no timely proof of Claim related thereto was filed, or (d) in the case of the holders of Senior Noteholder Claims and Subordinated Debentureholder Claims, as reflected in the records of ownership maintained by the Indenture Trustees. Except as otherwise provided in the Plan, on the Effective Date, or the date upon which there is a Final Order allowing a Disputed Claim, or as soon as practicable thereafter, the Reorganized Debtor, or the Disbursing Agent,[34] will make the Cash payments (which will be by check) and the distributions of the New Senior Notes, New Structurally Subordinated Notes, Reorganized Reeves Common Stock, and RI Common Stock to the holders of Allowed Claims to the extent provided for in the Plan by first-class mail (or by other equivalent or superior means as determined in the sole discretion of the Debtor, which in the case of holders of more than $5,000,000 of the Old Senior Notes or holders of more than $2,000,000 of the Old Subordinated Debentures, will be at a closing at the offices of counsel for the Debtor on, or as soon as practicable after, the Effective Date).

     Distributions of Cash, New Senior Notes, New Structurally Subordinated Notes, Reorganized Reeves Common Stock, and RI Common Stock pursuant to the Plan will be effectuated by Reorganized Reeves, or the Disbursing Agent, when it receives all applicable documentation reasonably requested of holders of Allowed Claims. To receive the benefits of and be subject to the obligations arising under the Registration Rights Agreements and the Stockholders Agreement, holders of Senior Noteholder Claims and Subordinated Debentureholder Claims, upon exchanging the Old Senior Notes or the Old Subordinated Debentures for New Senior Notes and New Structurally Subordinated Notes, must return an executed signature page for each such agreement to the Reorganized Debtor or the Disbursing Agent. In the event that any distribution to any Claimant is returned as undeliverable, the Reorganized Debtor, or the Disbursing Agent, will use reasonable efforts to determine the current address of such holder, but no distribution to such holder will be made unless and until the Reorganized Debtor has determined the then current address of such holder, at which time such distribution will be made to such holder without additional interest from the Effective Date; provided, that, such distributions will be deemed unclaimed property in accordance with the applicable provisions of the Plan at the expiration of one year from the Effective Date.

          13.  Surrender of Canceled Instruments or Securities

          The Plan provides that as a condition precedent to receiving any distribution under the Plan on account of an Allowed Claim evidenced by the Old Senior Notes, the Old Subordinated Debentures, or any other instruments canceled pursuant to the Plan, the holder of such Claim will tender the applicable notes or debentures, or other instruments evidencing such Claim to the Disbursing Agent. Any Cash, New Senior Notes, New Structurally Subordinated Notes, or RI Common Stock to be distributed pursuant to the Plan on account of any such Claim will, pending such surrender, be treated as an undeliverable distribution pursuant to Section 6.18 of the Plan. The Plan also provides that except as provided in Section 6.15(c) of the Plan, each holder of an Allowed Claim will tender such note, debenture, or other instrument to the Disbursing Agent, together with a letter of transmittal to be provided to such holders by the Disbursing Agent, as promptly as practicable on or following the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of the note, debenture, or other instrument to act and the authenticity of any signatures required thereon. All surrendered notes, debentures, or other instruments will be marked as canceled by the Disbursing Agent, and delivered to Reorganized Reeves. The Plan further provides that in addition to any requirements under applicable law, any holder of an Allowed Claim evidenced by a note, debenture, or other instrument that has been lost, stolen, mutilated, or destroyed will, in lieu of surrendering such note, debenture, or other instrument, deliver to the Disbursing Agent (a) evidence satisfactory to the Disbursing Agent of such loss, theft, mutilation, or destruction, and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities, or costs incurred in treating such individual as a holder of a Claim. Upon compliance with Section 6.15(c) of the Plan by a holder of a Claim evidenced by a note, debenture, or other instrument such holder will, for all purposes under the Plan, be deemed to have surrendered such note, debenture, or other instrument.

          14.  Avoidance and Recovery Actions

          The Plan provides that as of the Effective Date, the Debtor waives the right to prosecute, and releases, any avoidance or recovery actions under Sections 544, 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code or any other causes of action, or rights to payments of Claims, that belong to or could have been raised by the Debtor or its Estate, except for any such action which may be pending on the Effective Date, as to which Reorganized Reeves' rights will not be waived and released and Reorganized Reeves will retain and may prosecute any such actions.

          15.  Defects, Omissions and Amendments

          Under the Plan, the Debtor may, without notice to holders of Claims and Equity Interests insofar as it does not materially and adversely affect the interest of holders of Claims and Equity Interests, correct any defect, omission, or inconsistency in the Plan and any exhibit thereto, in any Plan Document, or in this Disclosure Statement and any exhibit hereto.


          16.  Revocation of the Plan

          Subject to the terms of the Restructuring Agreement, pursuant to the Plan the Debtor reserves the right to revoke and withdraw the Plan at any time prior to the Confirmation Date. If the Plan is so revoked or withdrawn, then the Plan will be deemed null and void, and in such event nothing contained in the Plan will be deemed to constitute a waiver or release of any Claims or Equity Interests by or against the Debtor or any other Person, or to prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor.

          17.  Retention of Jurisdiction

          The Plan provides that from and after the Confirmation
Date, the Bankruptcy Court will retain such jurisdiction as is legally permissible including, but not limited to, jurisdiction for the following purposes:

               a    To hear and determine any and all objections
to the allowance of a Claim or any controversy as to the classification of Claims, provided that only the Debtor may file objections to Claims;

               b.   To hear and determine any and all
applications by Professionals for compensation and reimbursement of expenses;

               c. To hear and determine any and all pending applications for the rejection and disaffirmance of executory contracts and unexpired leases, and fix and allow any Claims resulting therefrom;

               d.   To liquidate or resolve any Disputed Claim;

               e.   To enforce the provisions of the Plan,
including the injunction, exculpation and releases provided for in the Plan;

               f. To enable the Debtor to prosecute any and all proceedings which have been or may be brought prior to the Effective Date to set aside Liens or encumbrances and to recover any transfers, assets, properties, or damages to which the Debtor may be entitled under applicable provisions of the Bankruptcy Code or any federal, state, or local laws;

               g. To correct any defect, cure any omission, or reconcile any inconsistency in the Plan, in the Plan Documents, or in the Confirmation Order as may be necessary to carry out its purpose and the intent of the Plan;

               h. To determine any liability to a governmental unit which may be asserted as a result of the transactions contemplated in the Plan;

               i. To hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code; and
               j. To determine such other matters as may be provided for in the Confirmation Order or as may be authorized under the provisions of the Bankruptcy Code.

          18.  Executory Contracts and Unexpired Leases

          Under the Plan, any unexpired lease or executory contract that has not been expressly rejected by the Debtor or treated in the Plan with the Bankruptcy Court's approval on or prior to the Confirmation Date will, as of the Confirmation Date (subject to the occurrence of the Effective Date), be deemed to have been assumed by the Debtor unless there is pending before the Bankruptcy Court on the Confirmation Date a motion to reject such unexpired lease or executory contract or such executory contract or unexpired lease is otherwise designated for rejection, provided, that (a) such lease or executory contract is ultimately rejected, and (b) the filing of the Confirmation Order will be deemed to be a rejection of all then outstanding unexercised stock options. In accordance with
Section 1123(a)(5)(G) of the Bankruptcy Code, on the Effective Date, or as soon as practicable thereafter, the Debtor will cure all defaults under any executory contract or unexpired lease assumed pursuant to Section 7.1 of the Plan by making a Cash payment in an amount agreed to between the Debtor and the Claimant, or as otherwise fixed. Upon the Effective Date, the Restructuring Agreement shall be superseded in its entirety by the terms of the Plan, the Plan Documents, and the Confirmation Order.

          19.  Pension Plans and the Pension Benefit Guaranty
               Corporation

          Reeves' wholly-owned subsidiary, Brothers, maintains the Reeves Brothers, Inc. Pension Plan (the "Pension Plan"). The Pension Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Pension Benefit Guaranty Corporation (the "PBGC") is a United States government corporation created to administer the mandatory pension plan termination insurance program established under Title IV of ERISA. The PBGC guarantees the payment of certain pension benefits upon termination of a pension plan covered by Title IV. Under ERISA, the sponsor of the Pension Plan and each member of its "controlled group" is jointly and severally liable for the Pension Plan's unfunded benefit liabilities, due and unpaid employer contributions, and premiums. A controlled group includes a parent-subsidiary and/or brother-sister group of corporations, trades, or businesses connected through ownership of at least an 80% controlling interest with a common parent organization. The PBGC believes that the Debtor is part of a controlled group which includes various entities, including, but not necessarily limited to, RI, Brothers, and SPA. The PBGC asserts that if the Pension Plan were to terminate, these companies and any others in the controlled group would incur joint and several liability under ERISA for any unfunded obligations with respect to the Pension Plan.

          Brothers intends to continue the Pension Plan. ERISA, however, provides that the PBGC may, under certain circumstances, initiate termination proceedings. The Debtor believes that there is no basis to terminate the Pension Plan and would contest any termination proceeding initiated by the PBGC. The Plan provides for certain stock transfers that may remove one or more companies from the Pension Plan's controlled group. The PBGC has informed the Debtor that it is investigating the impact the Plan will have on the Pension Plan and on the pension plan termination insurance program that the PBGC administers.

          The Debtor estimates that the Pension Plan is in fact overfunded or has a minimal underfunding on a going concern or termination basis. The PBGC estimates that the amount of the unfunded benefit liabilities of the Pension Plan, on a termination basis and using the PBGC's assumptions, is $7,600,000. The PBGC has informed the Debtor that it intends to file a contingent, estimated priority claim for the Pension Plan's unfunded benefit liabilities. The PBGC has also informed the Debtor that it intends to file contingent, unliquidated priority claims for contributions and pension termination insurance premiums. The Debtor believes that all minimum funding contributions have been timely paid any would challenge any such claim. The PBGC asserts that such claims could have a significant impact on the Reorganization Case. The Debtor will review all claims filed by the PBGC, and does not believe that such claims will prevent confirmation of the Plan. Both the Debtor and the PBGC are hopeful that any pension plan issues will be consensually and expeditiously resolved.

          20.  Indemnification Claims

          Subject to the occurrence of the Effective Date, the Plan provides that all Indemnification Claims will survive Confirmation of the Plan, continue and remain unaffected thereby and not be discharged. The Debtor or the Reorganized Debtor, as the case may be, will continue and maintain all presently existing director and officer insurance policies, and all such policies will continue and remain in full force and effect following Confirmation.

          21.  Retiree Benefits

Under the Plan, the payment of all retiree benefits will continue, solely to the extent, and for the period, the Debtor is contractually or legally obligated to provide such benefits.

          22.  Post-Confirmation Fees, Final Decree

          Under the Plan, the Reorganized Debtor will be responsible for the payment of any post-confirmation fees due pursuant to 28 U.S.C. Section 1930(a)(6) and the filing of post-confirmation reports, until a final decree is entered. The final decree will be entered as soon as practicable after distributions have commenced under the Plan.

          23.  Indenture Trustee Charging Lien

          Pursuant to Section 6.33 of the Plan, upon the Effective Date of the Plan, Reorganized Reeves shall pay to the Indenture Trustees Cash equal to the amount of fees and expenses of the Indenture Trustees (including the fees and expenses of counsel retained by the Indenture Trustees), whether incurred prior or subsequent to the Filing Date, without application by or on behalf of the Indenture Trustees or their respective counsel to the Bankruptcy Court. Upon such payments to the Indenture Trustees, any Indenture Trustee Charging Liens shall be released. Distributions made to the holders of Allowed Claims pursuant to the Plan will not be reduced on account of such payments to the Indenture Trustees.

          24.  Post-Confirmation Officers and Directors

          The Plan provides that on the Effective Date of the Plan, the operation of Reorganized Reeves will become the responsibility of the Post-Reorganization Board, in accordance with applicable law. Subject to the terms of the Stockholders Agreement, the Post-Reorganization Board will consist of five members. One member will be Hart, who will be Chairman of the Post-Reorganization Board, three other members will be designated by the Debtor, and one member will be designated by the Informal Committee through the Informal Committee providing the Debtor with three alternative designees, one of whom will be selected by the Debtor. The names of the five members of the initial Post-Reorganization Board and officers of Reorganized Reeves will be filed with the Bankruptcy Court on or prior to the Confirmation Hearing in accordance with Section 1129(a)(5) of the Bankruptcy Code.

          The Plan provides that on the Effective Date, the operation of RI will be the responsibility of the Board of Directors of RI. Subject to the terms of the Stockholders Agreement, the Board of Directors of RI will consist of five members. One member will be Hart, who will be Chairman of the Board, three other members will be designated by the Debtor, and one member will be designated by the Informal Committee through the Informal Committee providing RI with three alternative designees, one of whom will be selected by RI. The designation of the members of the boards of directors of RI's direct and indirect domestic subsidiaries, exclusive of SPV Reeves, may, at the discretion of the Informal Committee, be accomplished in the same manner as set forth herein. On the Effective Date, the Informal Committee will have the right to appoint a designee to SPA's board of directors under the same terms and conditions set forth above, if such appointment is practicable in the reasonable judgment of the Informal Committee. The names of the five members of the initial Board of Directors and officers of RI will be filed with the Bankruptcy Court on or prior to the Confirmation Hearing in accordance with Section 1129(a)(5) of the Bankruptcy Code.

          25.  Conditions to Effective Date of the Plan

          Pursuant to Section 8.1 of the Plan, the occurrence of the Effective Date of the Plan is subject to satisfaction of each of the following conditions precedent:
               a. The Confirmation Date shall have occurred and the Confirmation Order, which shall be in form and substance reasonably satisfactory to the Informal Committee and GECC, shall have become a Final Order;

               b.   The Termination Date shall not have passed;

               c. All other actions and documents necessary to implement the provisions of the Plan on the Effective Date shall have been, respectively, effected or executed and delivered;

               d. All representations and warranties in the Restructuring Agreement shall be true and correct as set forth in appropriate certificates from the parties to the Restructuring
Agreement; and

               e.   There shall be no outstanding event of
default or condition that with the occurrence of time would constitute an event of default under (i) the GECC Loan Documents,
(ii) the New Senior Note Indenture, (iii) the New Structurally Subordinated Note Indenture, or (iv) any other Plan Document.
The Plan further provides that the Debtor and the Informal Committee expressly reserve the right to waive, in whole or in part, any of the conditions precedent set forth in Section 8.1 of the Plan and that any such waiver or modification of such conditions precedent may be effected at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action.

                              IV.

          ACCEPTANCE AND CONFIRMATION OF THE PLAN

          The following is a brief summary of the provisions of the Bankruptcy Code respecting acceptance and confirmation of a plan of reorganization. Holders of Claims and Equity Interests are encouraged to review the relevant provisions of the Bankruptcy Code and/or to consult their own attorneys.

A.   Acceptance of the Plan

     This Disclosure Statement is provided in connection with the solicitation of acceptances of the Plan. The Bankruptcy Code defines acceptance of a plan of reorganization by a class of Claims as acceptance by holders of at least two-thirds in dollar amount, and more than one-half in number, of the allowed Claims of that class that have actually voted or are deemed to have voted to accept or reject a plan. The Bankruptcy Code defines acceptance of a plan of reorganization by a class of interests as acceptance by at least two-thirds in amount of the allowed interests of that class that have actually voted or are deemed to have voted to accept or reject a plan.

          If one or more impaired Classes rejects the Plan, the Debtor may, in its discretion, nevertheless seek confirmation of the Plan if the Debtor believes that it will be able to meet the requirements of Section 1129(b) of the Bankruptcy Code for Confirmation of the Plan (which are set forth below), despite lack of acceptance by all impaired classes.

B.   Confirmation

          1.   Confirmation Hearing

          Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. Notice of the Confirmation Hearing of the Plan has been provided to all known holders of Claims and Equity Interest or their representatives along with this Disclosure Statement. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned Confirmation Hearing.

     Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to Confirmation of the Plan must be in writing, must conform with the Bankruptcy Rules and the Local Rules of the Bankruptcy Court, must set forth the name of the objectant, the nature and amount of Claims or Equity Interests held or asserted by the objectant against Reeves' Estate or property, and the basis for the objection and the specific grounds in support thereof. Such objection must be filed with the Bankruptcy Court, with a copy forwarded to the Chambers of the Honorable Prudence Carter Beatty, together with proof of service thereof, and served upon (a) Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, Attn: Alan B. Hyman, Esq., (b) Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York,
New York 10019-60643, Attn: Robert D. Drain, Esq., and
(c) O'Melveny & Myers LLP, 153 East 53rd Street, New York, New York 10022, Attn: Peter V. Pantaleo, Esq., so as to be received no later than the date and time designated in the notice of the Confirmation Hearing.

          2.   Statutory Requirements for Confirmation of the
               Plan
          At the Confirmation Hearing, Reeves will request that the Bankruptcy Court determine that the Plan satisfies the requirements of Section 1129 of the Bankruptcy Code. If so, the Bankruptcy Court shall enter an order confirming the Plan. The applicable requirements of Section 1129 of the Bankruptcy Code are as follows:

               a. The Plan must comply with the applicable provisions of the Bankruptcy Code;

               b. Reeves and RI, as co-proponents of the Plan, must have complied with the applicable provisions of the Bankruptcy Code;

               c. The Plan has been proposed in good faith and not by any means forbidden by law;

               d. Any payment made or promised to be made by Reeves or RI under the Plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the Plan and incident to the Reorganization Case, has been disclosed to the Bankruptcy Court, and any such payment made before Confirmation of the Plan is reasonable, or if such payment is to be fixed after Confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

               e.   Reeves has disclosed the identity and
affiliations of any individual proposed to serve, after Confirmation of the Plan, as a director, officer, or voting trustee of Reeves, RI, or a successor to Reeves or RI under the Plan. Moreover, the appointment to, or continuance in, such office of such individual, is consistent with the interests of holders of Claims and Equity Interests and with public policy, and Reeves has disclosed the identity of any insider that Reorganized Reeves will employ or retain, and the nature of any compensation for such insider;

               f.   Best Interests of Creditors Test.  With
respect to each Class of impaired Claims or Equity Interests, either each holder of a Claim or Equity Interest of such Class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if Reeves was liquidated on such date under chapter 7 of the Bankruptcy Code. In a chapter 7 liquidation, creditors and interest holders of a debtor are paid from available assets generally in the following order, with no lower class receiving any payments until all amounts due to senior classes have been paid in full (i) first to secured creditors (to the extent of the value of their collateral); (ii) next to priority creditors; (iii) next to unsecured creditors; (iv) next to debt expressly subordinated by its terms or by order of the Bankruptcy Court; and (v) last to holders of equity interest. Attached hereto as Exhibit B is a liquidation analysis prepared by the Debtor. As set forth therein, in light of the foregoing priority, the Debtor believes that if its reorganization were converted to a chapter 7 liquidation, holders of Senior Noteholder Claims, Subordinated Debentureholder Claims, Affiliate Claims, and Equity Interest would receive less than they will receive under the Plan;

               g. Each Class of Claims or Equity Interests has either accepted the Plan or is not impaired under the Plan;

               h. Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Allowed Administrative and Priority Claims (other than Allowed Priority Tax Claims) will be paid in full on the Effective Date and that Allowed Priority Tax Claims will receive on account of such Claims deferred Cash payments, over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim;

               i. At least one impaired class of Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of such Class;

               j. Feasibility. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan. Attached hereto as Exhibit C are projections for approximately three years and a pro forma balance sheet as of the Effective Date which demonstrate that, given estimated expenses and income, and taking into account cash reserves, Reorganized Reeves will be able to satisfy its obligations under the Plan (including satisfaction of the New Senior Notes on or prior to maturity through asset sales[35] or a refinancing), as well as its ongoing business operations.[36] During the three year period of the Projections attached hereto as Exhibit C, the Debtor anticipates that it will realize a "net loss" from continuing operations due in large measure to recording the payment in kind interest expense.[37] This is also reflected in the Projections as an increase in the New Structurally Subordinated Notes. During the same period of time, the Projections indicate an increase in Cash and a decrease in the indebtedness under the GECC Loan Documents as a result of improved liquidity generated by the operation of Reorganized Reeves; and

               k.   All fees of the type described in 28 U.S.C.
Section 1930, including the fees of the United States Trustee, will be paid as of the Effective Date.

          3.   Confirmation Without Acceptance by All
               Impaired Classes

          Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm a plan, even if such plan has not been accepted by all impaired classes entitled to vote on such plan, provided that such plan has been accepted by at least one impaired class. If any impaired classes reject or are deemed to have rejected the Plan, the Debtor reserves its right to seek the application of the statutory requirements set forth in
Section 1129(b) of the Bankruptcy Code for Confirmation of the Plan despite the lack of acceptance by all impaired classes.
Section 1129(b) of the Bankruptcy Code provides that notwithstanding the failure of an impaired class to accept a plan of reorganization, the plan shall be confirmed, on request of the proponent of the plan, in a procedure commonly known as "cram-down," so long as the plan does not "discriminate unfairly" and is "fair and equitable" with respect to each class of Claims or interests that is impaired under and has not accepted the plan.

          The condition that a plan be "fair and equitable" with respect to a non-accepting class of secured Claims includes the requirements that (a) the holders of such secured Claims retain the liens securing such Claims to the extent of the allowed amount of the Claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan, and (b) each holder of a secured Claim in the class receive deferred cash payments totaling at least the allowed amount of such Claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant's interest in the debtor's property subject to the liens.

          The condition that a plan be "fair and equitable" with respect to a non-accepting class of unsecured Claims includes the requirement that either (a) such class receive or retain under the plan property of a value as of the effective date of the plan equal to the allowed amount of such Claim, or (b) if the class does not receive such amount, no class junior to the non-accepting class will receive a distribution under the plan.

          The condition that a plan be "fair and equitable" with respect to a non-accepting class of equity interests includes the requirements that either (a) the plan provides that each holder of an equity interest in such class receive or retain under the plan, on account of such equity interest, property of a value, as of the effective date of the plan, equal to the greater of
(i) the allowed amount of any fixed liquidation preference to which such holder is entitled; (ii) any fixed redemption price to which such holder is entitled; or (iii) the value of such equity interest, or (b) if the class does not receive such amount, no class of equity interests junior to the non-accepting class will receive a distribution under the plan.

                              V.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

          The following summary addresses certain material federal income tax consequences of the Plan to the Debtor and holders of Senior Noteholder Claims in Class 4A and Subordinated Debentureholder Claims in Class 4B. The summary is based upon the Debtor's interpretation of provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial authority, and current Internal Revenue Service ("IRS") administrative rulings and practice, all of which are subject to change (possibly with retroactive effect), which could significantly affect the federal income tax consequences discussed below.

          The federal income tax consequences of the Plan are complex and subject to significant uncertainties under existing law. The Debtor's interpretation of the federal income tax consequences is not binding on the IRS, and the Debtor has not and does not intend to request a ruling from the IRS with respect to any of the federal income tax aspects of the Plan. Therefore, there can be no assurance that the IRS will not take a different position regarding the consequences of the Plan or that any such different position would not be sustained. In addition, this summary does not discuss any aspects of state, local, or foreign tax laws, and this summary does not purport to set forth all aspects of federal income taxation that may be relevant to certain types of holder of Claims in Class 4A and Class 4B (e.g., broker-dealers, mutual funds, regulated investment companies, banks, insurance companies, tax-exempt organizations, investors in pass-through entities, and foreign persons).
          THE FOLLOWING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, HOLDERS OF CLAIMS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

A.   Federal Income Tax Consequences to the Debtor

          1.   Cancellation of Indebtedness Income

          In general, for federal income tax purposes, a debtor will realize cancellation of indebtedness income ("COD Income") if a creditor accepts less than full payment in satisfaction of a debt. The amount of COD Income, if any, realized by the debtor will generally equal the positive difference between the amount of the existing debt discharged or canceled and the consideration exchanged therefor which, in general, will equal the sum of
(a) the issue price of any new debt, and (b) the fair market value of stock or other property issued to the creditors. As discussed in more detail below, the Debtor does not anticipate that it will realize significant, if any, COD Income from the implementation of the Plan.

          The Debtor intends to treat the exchange of New Senior Notes, New Structurally Subordinated Notes, and RI Common Stock for the Old Senior Notes, Old Subordinated Debentures, and accrued interest thereon through the Effective Date of the Plan held by the holders of Senior Noteholder Claims in Class 4A and the holders of Subordinated Debentureholder Claims in Class 4B as follows (a) the exchange by Debtor of $75,000,000 of New Senior Notes for $70,318,387 of Old Senior Notes, including accrued interest through January 15, 1998, and $4,681,613 of Old Subordinated Debentures, including accrued interest through January 15, 1998, and (b) the acquisition by RI of $65,619,183 of the Old Senior Notes, including accrued interest through January 15, 1998, and $7,385,540 of the Old Subordinated Debentures, including accrued interest through January 15, 1998, for $73,004,723 of New Structurally Subordinated Notes and 25% of the RI Common Stock. Interest accruing on the Old Senior Notes and Old Subordinated Debentures between January 15, 1998 through the Effective Date of the Plan (including interest on accrued but unpaid interest) will be treated by the Debtor and RI as being paid through the accrual of interest on the New Senior Notes and New Structurally Subordinated Notes during that time period ("pre-issuance" interest). The Old Senior Notes and Old Subordinated Debentures so acquired by RI will be contributed to the capital of Debtor and canceled.

          In general, the issue price of a debt instrument issued for property (including another debt instrument) will be the debt instrument's "stated redemption price at maturity," where neither the debt instrument nor the property for which it is issued are publicly traded, and all interest payments consist of "qualified stated interest" at a rate equal to or greater than the applicable federal rate ("AFR") for the debt instrument. Qualified stated interest is stated interest at the lowest rate provided for over the term of the debt instrument that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a fixed rate (or subject to certain conditions, based on one or more indices).
The stated redemption price at maturity of a debt instrument is the total of all future payments to be made under the debt instrument other than payments of qualified stated interest.

          In the event all interest payments do not consist of "qualified stated interest" at the AFR, the issue price of the debt instrument will, in general, equal its "stated principal amount" where the debt instrument provides for "adequate stated interest." The stated principal amount of a debt instrument, is the aggregate amount of all payments due under the debt instrument excluding any amount of stated interest. Adequate stated interest exists where (a) the debt instrument has a single fixed rate of interest that is paid or compounded at least annually and that rate is equal to or greater than the AFR for the debt instrument, or (b) the stated principal amount is less than or equal to the present value of all payments under the debt instrument discounted at the AFR as of the issue date.

          For purposes of these rules, the issuance of additional debt instruments, pursuant to an unconditional right of the issuer to issue additional debt ("PIK instrument" - payment in kind) in payment of interest, is aggregated with the original debt instrument and is not considered to be a payment made on the original debt instrument. Therefore, the issue date of the PIK instrument is the same as the original debt instrument, i.e., in general the issuance of a PIK instrument will be treated as the deferral of cash interest payments on the original debt instrument.

          If the debt instrument is publicly traded (whether or not the property for which it is exchanged is publicly traded), its issue price will be its fair market value on the issue date. On the other hand, if the debt instrument is not publicly traded, but the property for which it is exchanged is publicly traded, the issue price of the debt instrument will be equal to the fair market value of the property on the issue date of the debt instrument. The issue date is generally the date on which a substantial amount of the debt instrument is issued.

          Property is considered "publicly traded" under Treasury Regulations, if, in general, at any time during the 60 day period ending 30 days after the issue date, it is traded on a recognized securities exchange, or is listed on a quotation medium that is a system of general circulation providing a reasonable basis to determine fair market value by disseminating either recent price quotations of one or more identified brokers, dealers or traders, or actual prices of recent sales transactions. The Debtor understands that certain investment banks prepare periodically, principally for internal circulation, information reports containing nonbinding price quotations relating to certain indebtedness, including the Old Senior Notes and likely to include New Senior Notes and New Structurally Subordinated Notes. The Debtor, however, believes that such internal reports should not constitute a "quotation medium" described above, as the listings are not intended for broad public dissemination. As a result, the Debtor intends to take the position that the Old Senior Notes, the Old Subordinated Debentures, the New Senior Notes, and the New Structurally Subordinated Notes (collectively the "Notes") are not publicly traded.

          The issue price of the New Senior Notes issued by the Debtor should equal its stated redemption price at maturity, or $75,000,000. Should the IRS assert that the Notes are publicly traded and should it prevail, because the Debtor anticipates that the price quotations for the New Senior Notes will be at or about their face amount, the issue price of the New Senior Notes determined based upon their fair market value also should approximate $75,000,000.

          As discussed above, the issue price of the New Senior
Notes ($75,000,000) should not be less than the amount of debt exchanged therefor, and therefore, the Debtor should realize no COD Income upon such exchange.

          In addition, to the extent that New Senior Notes are being exchanged for Old Senior Notes (not including any New Senior Notes exchanged for accrued interest on Old Senior Notes), the Debtor may take the position that no significant modification of the debt instrument has occurred and that accordingly, for federal tax purposes, no exchange of a new instrument for an existing debt instrument has taken place, because the obligor is unchanged, the interest rates on the Old Senior Notes and the New Senior Notes are substantially identical and the maturity date of the New Senior Notes extends beyond the maturity date of the Old Senior Notes by only six months. This position provides an alternative basis that the Debtor has realized no COD Income upon the exchange of the New Senior Notes for the Old Senior Notes.

          The acquisition by RI of $73,004,723 of Old Senior Notes and Old Subordinated Debentures, including accrued interest through January 15, 1998, for $73,004,723 principal amount of the New Structurally Subordinated Notes and 25% of the RI Common Stock, followed by the contribution of such indebtedness to the capital of the Debtor, should result in the realization by the Debtor of COD Income only if the amount of debt so acquired exceeds the adjusted tax basis RI takes in the acquired debt. In turn, RI's adjusted tax basis in the acquired debt should equal the sum of (a) the issue price of the New Structurally Subordinated Notes, and (b) the fair market value of the 25% of RI Common Stock.

          As discussed above, the Debtor intends to take the position that the Old Senior Notes, the Old Subordinated Debentures, the New Senior Notes, and the New Structurally Subordinated Notes are not publicly traded for purposes of the "issue price" rules and, therefore, the issue price of the New Structurally Subordinated Notes (because they are issued with adequate stated interest) will equal their stated principal amount, or approximately $73,000,000. It is not clear what the fair market value of 25% of RI Common Stock will be on the issue date. Without taking the fair market value of that stock into account, the amount of debt acquired, $73,000,000 including accrued interest, should not be more than RI's basis in the acquired debt pursuant to the position the Debtor intends to take, and therefore, the Debtor should not recognize any COD Income. However, at this time, it is not clear whether the New Structurally Subordinated Notes will be quoted at or about their face amount. Thus, if the IRS should assert that this indebtedness is publicly traded and prevails, the Debtor may derive COD Income.

          In the event that the Debtor realizes any COD Income as a result of the exchanges described above (for example, if the New Structurally Subordinated Notes are deemed publicly traded, and their quoted prices are less than their face value), the provisions of Sections 108(a)(1) and 108(b) provide that such COD Income will not be included in the Debtor's gross income because the Debtor is under the jurisdiction of a court in a case under the Bankruptcy Code. Instead, the Debtor would be required to reduce its tax attributes ("Attribute Reduction"), such as its NOL carryovers and current year NOLs, capital loss and tax credit carryovers, and adjusted tax basis in its assets, by the amount of such COD Income. It is not entirely clear how Attribute Reduction is effected in the case of an affiliated group of corporations filing a consolidated federal income tax return, such as the Debtor Group (as defined below). The Debtor believes that Attribute Reduction, if required, should be made on an individual corporation by corporation basis and should reduce the tax attributes of the Debtor (but not, for example, Brothers) by the amount of COD Income, if any, sustained by the Debtor as a result of the implementation of the Plan. If the amount of COD Income were to exceed the Debtor's available tax attributes, the excess would be disregarded and would not reduce the tax attributes of the other members of the affiliated group.

          2.   Interest Expense and Original Issue Discount

          The measurement of the amount of cash interest payable on the New Senior Notes will begin on January 15, 1998, a date that may precede their issuance on the Effective Date of the Plan. The Debtor intends to treat such "pre-issuance" interest, i.e., interest from January 15, 1998 through the Effective Date of the Plan, as being paid in lieu of accrued interest on the Old Senior Notes and Old Subordinated Debentures exchanged for the New Senior Notes from January 15, 1998 through the Effective Date of the Plan (as well as interest on the previously accrued but unpaid interest). If this treatment is respected, the New Senior Notes would not be issued with OID and the interest payable on the New Senior Notes should be deductible by the Debtor as it accrues in accordance with its method of accounting.

          However, the IRS may assert that the "pre-issuance" interest on the New Senior Notes should be treated as additional stated interest payable with respect to the New Senior Notes' first payment interval. This would result in the treatment of such "pre-issuance" interest as OID, and may result in the New Senior Notes being issued with OID unless the amount of such OID is de minimis, in which case OID will be deemed to be zero. The New Senior Notes will be issued with de minimis OID, if the amount of OID is less than 0.25% of the New Senior Note's stated redemption price at maturity (as defined above) multiplied by the number of complete years to maturity. For purposes of computing de minimis OID all interest on the New Senior Notes (with the exception of the "pre-issuance" interest) will be treated as qualified stated interest and its stated redemption price at maturity will be treated as including the amount of "pre-issuance" interest.

          In the event the New Senior Notes are issued with OID, the OID will equal the amount of "pre-issuance" interest due under the New Senior Notes. The OID, in general, will be includible in a holder's taxable income and deductible by the issuer in accordance with a constant yield method based on a compounding of interest. The remaining interest payable will be qualified stated interest and should be deductible by the Debtor as it accrues in accordance with its method of accounting.

          The New Structurally Subordinated Notes will be issued with OID. In general, the excess of the stated redemption price at maturity of a New Structurally Subordinated Note over its issue price will constitute OID. The stated redemption price at maturity of a New Structurally Subordinated Note is the sum of all scheduled amounts payable, including interest (because interest payable in cash or in kind at the option of the issuer is not qualified stated interest). As discussed above, OID is, in general, includible in a holder's taxable income and deductible by the issuer (but see the discussion related to AHYDOs below) in accordance with a constant yield method based on compounding interest.

          The treatment under the OID rules of callable obligations, such as the New Structurally Subordinated Notes, that provide for the Additional Interest if the call option is not exercised, is in some respects unclear. The Debtor believes that the New Structurally Subordinated Notes are subject to the rules applicable to debt instruments that provide for an alternative payment schedule. Under these rules, if the obligor has an unconditional option that, if exercised, reduces the yield to maturity on the Notes, then the obligor will be deemed to exercise that option. If the exercise of the option does not occur, contrary to the assumption made according to these rules (a "change in circumstances"), then the New Structurally Subordinated Notes are treated as having been retired and reissued on the date of the change in circumstances for an amount equal to the New Structurally Subordinated Notes' "adjusted issue price" on that date. The "adjusted issue price" of a New Structurally Subordinated Note is the sum of its issue price, plus prior accruals of OID, reduced by the total payments (other than payments of qualified stated interest) made with respect to such New Structurally Subordinated Note.

          While the issue is not free from doubt, the Debtor Group intends to treat the additional interest payable in RI Common Stock on such deemed reissuance, if the New Structurally Subordinated Notes are not redeemed by certain dates, as deductible by RI in an amount equal to the fair market value of the RI Common Stock when issued, on the basis that such Additional Interest represents an additional payment made to the lender as an inducement for the reissuance, i.e., allowing the maturity date of the New Structurally Subordinated Notes to be extended, and not OID. If such Additional Interest were treated as OID and if the New Structurally Subordinated Notes were treated as AHYDOs (discussed below), such OID would not be deductible.

          Debt obligations that have a maturity date more than five years from the date of issue will be applicable high yield discount obligations ("AHYDOs") as defined in the Code if, among other things, they are issued with significant OID, and their yield to maturity exceeds the AFR in effect at the time of their issuance plus five percentage points. In the event a debt obligation is an AHYDO, no portion of the associated OID would be deductible by the obligor until such OID is paid. In addition, a portion of the OID thereon, equal to the amount that bears the same ratio to such OID as (a) the excess of the yield to maturity of the debt obligation over the AFR plus six percentage points bears to (b) the yield to maturity, would not be deductible at any time. To the extent that the non-deductible portion of the OID would have been treated as a dividend if it had been distributed by the obligor with respect to its stock, it will be treated as a dividend to corporate holders for purposes of the rules relating to the dividends received deduction.

          While the New Structurally Subordinated Notes have a stated term of more than five years, the New Debtor Group (as defined below) intends to take the position that such debt obligations are not subject to the AHYDO rules. Although there is no authority on point, because the issuer, RI, will be required to issue very substantial amounts of its stock to the holders of the New Structurally Subordinated Notes if such indebtedness is not redeemed over the next five years, the New Debtor Group believes that principles similar to the treatment under the OID rules of debt instruments providing for alternative payment schedules should apply, with the result that the New Structurally Subordinated Notes should be treated as a series of short-term obligations (each of which has a term of less than five years) for purposes of determining whether or not its maturity date under the AHYDO provisions should be interpreted as being more than five years from the date of issue of the indebtedness.

          3.   NOL Carryovers and Other Tax Attributes

          The Debtor is a member of an affiliated group of corporations, including Fenchurch, RI, the Debtor, and Brothers, which file a consolidated federal income tax return (the "Debtor Group"). The Debtor Group's net operating loss ("NOL") carryovers for regular federal income tax purposes, as of December 31, 1996, were approximately $59,500,000 consisting of the Debtor's NOLs of approximately $17,600,000 and Brothers' NOLs of approximately $41,900,000. Although the Debtor believes that amount to be accurate, because the Debtor Group's tax returns for all of the tax years in which the NOLs were incurred have not been audited by the IRS, that amount may be subject to review and possible disallowance by the IRS. In addition, the Debtor believes that significant additional NOLs will be generated in the year ending December 31, 1997.

          Section 382 of the Code provides rules restricting the use of a corporation's NOL carryovers and certain other tax
attributes following an "ownership change."   A corporation will
be considered as undergoing an ownership change if at any time during a rolling three-year period (the "testing period") the percentage of stock owned by one or more five-percent shareholders or deemed five-percent shareholders (as defined under technical rules under Section 382) increases by more than 50 percentage points over the lowest percentage of stock owned by each of such shareholders during the testing period. In the case of an affiliated group filing consolidated returns, whether an ownership change has occurred is measured, in general, with respect to the stock ownership of the parent corporation of the loss group or loss subgroup.

          If an ownership change occurs, the NOLs available each year to offset income of the loss corporation's group is limited (to the extent not previously limited) to the product of (a) the aggregate fair market value (after taking into account any increase in value as a result of a bankruptcy restructuring) of the outstanding stock of the common parent of the group, and
(b) the federal long-term tax-exempt interest rate in effect on the date of the ownership change, plus the portion of any such limitation amount not utilized in prior years (the "Section 382 limitation"). If the group ceases the conduct of its historic business within the two-year period following the date of the ownership change, the ability of the group to utilize NOLs under the foregoing formula restriction is eliminated entirely.

          In addition, NOL carryovers may be used without restriction during a five-year period (the "recognition period"), beginning with the date of an ownership change, to offset "built-in gains" (generally the excess of the fair market value of the assets of the corporation over their adjusted tax basis -- in the case of an affiliated consolidated group, built-in gains or losses are computed on a group basis taking into account each member's assets but disregarding stock owned by a member in any other member corporation) existing at the time of the ownership change and recognized during the recognition period, up to the amount of the net built-in gain on the date of the ownership change, provided that on the date of the ownership change the amount of net built-in gain with respect to the assets of the corporation (excluding cash, cash equivalents and certain other assets) exceeds the lesser of $10,000,000 or 15% of the fair market value of such assets. (Conversely, if a corporation has a net unrealized built-in loss exceeding the threshold amount, any portion of such net unrealized built-in loss recognized during the recognition period is subject to the Section 382 limitation).

          The Debtor Group or the New Debtor Group (as defined below) should not undergo an "ownership change" as a result of the implementation of the Plan. In addition, the New Structurally Subordinated Notes call the Additional Interest to be paid by RI in the medium of RI Common Stock if the New Structurally Subordinated Notes have not been redeemed as of each anniversary of their issue date after the first anniversary. The Debtor believes that the issuance of such additional shares, without more, should not cause the New Debtor Group to undergo an ownership change. However, there can be no assurance that changes in stock ownership unrelated to the Plan or the New Structurally Subordinated Notes would not cause an ownership change of the New Debtor Group. If an ownership change should occur, the New Debtor Group's ability to utilize its NOLs could be substantially reduced.

          As a result of the issuance by RI of 25% of the RI Common Stock to the holders of the Old Senior Notes and Old Subordinated Debentures, the Debtor will no longer be affiliated with Fenchurch. The corporations constituting the Debtor Group excluding Fenchurch will constitute a separate affiliated group with RI as its common parent (the "New Debtor Group"). The New Debtor Group's NOL carryovers, however, will become subject to the "separate return limitation year" ("SRLY") rules under the Treasury Regulations that address the calculation of the federal income tax liability of an affiliated group filing consolidated returns. The SRLY rules generally prohibit a consolidated group from utilizing SRLY NOLs to offset taxable income of a member of the consolidated group who is not also a member of the SRLY subgroup as defined therein. In this case, the SRLY subgroup will consist of RI and its direct and indirect U.S. subsidiaries at the time 25% of the RI Common Stock is issued. Accordingly, if a corporation that generates taxable income subsequently becomes a member of the New Debtor Group, the use of the New Debtor Group's NOL carryovers against such taxable income will not be available.

          4.   Alternative Minimum Tax

          In general, an "alternative minimum tax" ("AMT") is imposed on a corporation's "alternative minimum taxable income" at a rate of 20% to the extent such tax exceeds the corporation's regular federal income tax. In computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation might be able to offset all of its taxable income for regular federal income tax purposes by available NOL carryovers, only 90% of a corporation's taxable income for AMT purposes may be offset by available NOL carryovers (as recomputed for AMT purposes), resulting in an effective AMT of 2%.

          Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

B.   Federal Income Tax Consequences to Holders of Senior
     Noteholder Claims in Class 4A and Subordinated
     Debentureholders Claims in Class 4B

          1.   Overview

          The federal income tax consequences of the Plan to a holders of Senior Noteholders Claims in Classes 4A and Subordinated Debentureholder Claims in Class 4B may depend, in part, on whether Old Senior Notes and Old Subordinated Debentures and New Senior Notes constitute "securities" of the Debtor for federal income tax purposes. The term "security" is not defined in the Code or in the regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular Claim or debt constitutes a "security" depends upon an overall evaluation of the nature of the Claim or debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of less than five years (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of 10 years or more constitute securities. The status of debt instruments with a weighted average maturity of five years or more but less than ten years is unclear. Each holder is urged to consult its tax advisor regarding the status of the Old Senior Notes, the Old Subordinated Debentures, and the New Senior Notes.

          In general, each holder of an Old Senior Note or Old Subordinated Debenture in Class 4A or Class 4B that constitutes a "security" for federal income tax purposes who exchanges such Notes for New Senior Notes (other than in payment of accrued interest) will not recognize gain or loss upon such exchange if the New Senior Notes constitute a "security" for federal income tax purposes, except that if the principal amount of New Senior Notes received exceeds the principal amount of Old Senior Notes or Old Subordinated Debentures exchanged, gain will be recognized in an amount equal to the lesser of (a) the gain realized on the exchange, or (b) the fair market value of the excess principal amount of New Senior Notes received. A holder's tax basis in the New Senior Notes received will equal its basis in the Old Senior Notes and Old Subordinated Debentures exchanged therefor decreased by the fair market value of any excess principal amount of New Senior Notes received and increased by the amount of gain, if any, recognized in the exchange. A holder's tax basis in the excess principal amount, if any, of New Senior Notes received will equal their fair market value (and the holding period will begin on their issue date). A holder's holding period for the New Senior Notes received will include the holder's holding period for the Old Senior Notes and Old Subordinated Debentures (except to the extent that such New Senior Notes were issued in respect of a Claim for accrued interest or represent New Senior Notes of excess principal amount). As discussed above, to the extent that Old Senior Notes are exchanged for New Senior Notes, a holder may take the position that no exchange has occurred for federal income tax purposes, and therefore no gain or loss will be recognized and a holder's tax basis and holding period for the New Senior Notes will be that of the Old Senior Notes.

          In the event that a holder of a Senior Noteholder Claim in Class 4A or a Subordinated Debentureholder Claim in Class 4B is not exchanging a "security" for a "security" in the same obligor, a holder of a Senior Noteholder Claim Class 4A or a Subordinated Debentureholder Claim in Class 4B (other than a Claim for accrued interest) will be a taxable exchange and such holder will be required to recognize gain or loss equal to the difference between the holder's adjusted tax basis in its Old Senior Notes or Old Subordinated Debentures exchanged, as the case may be, and the issue price of the New Senior Notes and New Structurally Subordinated Notes and the fair market value of the RI Common Stock received (except possibly, as discussed above, with respect to Old Senior Notes exchanged for New Senior Notes). A taxable exchange will therefore occur with respect to the exchange of Old Senior Notes and Old Subordinated Debentures for New Structurally Subordinated Notes and RI Common Stock. A taxable exchange will also occur upon the exchange of Old Senior Notes for New Senior Notes or Old Subordinated Debentures for New Senior Notes if either (a) the Old Senior Notes or Old Subordinated Debentures, as the case may be, or (b) the New Senior Notes, do not constitute "securities" for federal income tax purposes. The character of any gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Notes constitute a capital asset in the hand of the holder, whether the Notes have been held for more than one year, or were purchased after they had been issued at a discount. Holders will be subject to limitations on their ability to offset capital losses against ordinary income. Holders who are individuals and who have held the Old Senior Notes or Old Subordinated Debentures as a capital asset for more than 12 months at the time of the exchange are entitled to a preferential tax rate of 28% on long-term capital gains and pursuant to recent enacted legislation, holders who have held any Old Senior Notes or Old Subordinated Debenture as a capital asset for more than 18 months at the time of the exchange will be entitled to a further reduction in the tax rate to 20% on such long-term capital gains.

          In the event of a taxable exchange, a Class 4A or Class 4B holder's tax basis in New Senior Notes and New Structurally Subordinated Notes will equal their issue price and its tax basis in the RI Common Stock received will be the fair market value of such stock. The holding period for the New Senior Notes, New Structurally Subordinated Notes, and RI Common Stock received will begin on the day following their issuance.

          To the extent amounts are received by a holder of a Senior Noteholder Claim in Class 4A or a Subordinated Debentureholder Claim in Class 4B in discharge of a Claim for interest accrued during its holding period, such amounts will be taxable to the holder as interest income (if not previously included in the holder's gross income).

          2.   Interest and Original Issue Discount

          As discussed above, payments of interest on the New Senior Notes will be taxable to a holder as ordinary interest income at the time that such payments are accrued or received in accordance with the holder's method of tax accounting. If, however, the New Senior Notes are treated as issued with OID, holders will include the qualified stated interest on the New Senior Notes at the time such payment are accrued or received in accordance with their method of accounting and OID in taxable income as it accrues in accordance with a constant yield method based on a compounding of interest. De minimis OID will be includible by the holder as gain recognized on retirement of the debt instrument as principal payments are made.

          The New Structurally Subordinated Notes will be issued with OID. In general, as discussed above, the excess of the stated redemption price at maturity of a New Structurally Subordinated Note over its issue price will constitute OID. The stated redemption price at maturity of a New Structurally Subordinated Note is the sum of all scheduled amounts payable, including interest (because interest payable in cash or in kind at the option of the issuer is not qualified stated interest). OID, is in general, includible in a holder's federal taxable income in accordance with a constant yield method based on a compounding of interest.

          Although not free from doubt, for the reasons discussed above, the Debtor will take the position that the Additional Interest payable in RI Common Stock, if the New Structurally Subordinated Notes are not redeemed by certain dates, will be includible in a holder's federal taxable income when received in an amount equal to the fair market value of such RI Common Stock.

          Each cash payment on a New Structurally Subordinated Note will be treated as a payment of OID to the extent that OID has accrued as of the date such payment is due (and has not been paid), and any excess will be treated as a payment of principal.

          3.   Information Reporting and Backup Withholding

          The Debtor Group will be required to file information returns with the Internal Revenue Service with respect to payments made to certain holders of the New Notes, the Old Senior Notes, and the Old Subordinated Debentures. In addition, certain holders may be subject to a 31% backup withholding tax in respect of certain payments, e.g., interest, if they do not provide their taxpayer identification numbers. Amounts withheld under the backup withholding rules are allowed as a refund or credit against holders' United States federal income tax liability.

          THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR
INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL
TAX PLANNING WITH A TAX PROFESSIONAL.  ALL CREDITORS ARE STRONGLY
URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE
FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

                               VI.

                           RISK FACTORS

          HOLDERS OF OLD SENIOR NOTES, OLD SUBORDINATED DEBENTURES, AND ALL OTHER IMPAIRED CREDITORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.

A.   Leverage

          Although the Plan will restructure a significant amount of the Debtor's debt, Reorganized Reeves will remain leveraged. The degree to which the Debtor is leveraged could have important consequences, including the following (1) the Debtor's ability to obtain additional financing in the future for working capital, capital expenditures, product development, acquisitions, general corporate purposes or other purposes may be impaired, (2) a substantial portion of the Debtor's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness, and (3) the Debtor's degree of leverage may make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressures.

B.   Dependence on Key Personnel

          The Debtor is dependent on the continued services of certain senior executives, whose continued services are the subject of the Employment Agreements. In addition, the Debtor is dependent upon the services of certain other employees with technical expertise. The Debtor believes the loss of the services of one or more of these individuals, through death or otherwise, could have a material adverse effect on the Debtor.

C.   Importance of Major Customers

          For the fiscal year 1997 to date, the top twenty major customers of RAM accounted for 67% of the total RAM net sales, while the top twenty major customers of PBG accounted for 90% of the total net sales of PBG. Each of these major customers provide necessary volume to Brothers' manufacturing plants that allow Brothers to maintain a profitable position. The loss of one or more of these major customers would have a material adverse effect on Brothers' results of operations.


D.   Business Factors and Competitive Conditions

          The competitive markets of both RAM and PBG, although varying by product line, are highly competitive. The customers of RAM and PBG rely on the competitive pricing, top quality and delivery that Brothers has been supplying for many years.
Current pricing is the result of strong competition throughout most of Brothers' product line markets. The current relationship with out suppliers has been a major factor in providing competitive pricing and excellent delivery to our customers. Any gap in providing timely payment to the supplier base could jeopardize Brothers' ability to be competitive in pricing and delivery to the customers.

E.   Projected Financial Information

          The financial projections annexed as Exhibit C to this Disclosure Statement are dependent upon the successful implementation of the business plan and the validity of the other assumptions contained therein. These projections reflect numerous assumptions, including Confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Debtor, industry performance, certain assumptions with respect to competitors of the Debtor, general business and economic conditions, the ability to successfully liquidate ATG, and other matters, many of which are beyond the control of the Debtor. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Debtor. Although the Debtor believes that the projections are reasonably attainable, variations between the actual financial results and those projected may occur and be material.

F.   Lack of Market for Securities Issued Pursuant to Plan

          There is no currently existing market for the RI Common Stock, the New Senior Notes or the New Structurally Subordinated Notes and there can be no assurance that an active trading market will develop or as to the degree of price volatility in any such particular market. Accordingly, no assurance can be given that a holder of securities issued pursuant to the Plan will be able to sell such securities in the future or as to the price at which any such sale may occur. If such market were to exist, the liquidity of the market for such securities and the prices at which such securities will trade will depend upon many factors, including the number of holders, investor expectations for the Debtor, and other factors beyond the Debtor's control.

G.   Certain Bankruptcy Related Considerations

          1.   Risk of Non-Confirmation of the Plan

          Although the Debtor believes that the Plan will satisfy all requirements necessary for Confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. There can also be no assurance that modifications of the Plan will not be required for Confirmation or that such modifications would not necessitate the resolicitation of votes.

          2.   Nonconsensual Confirmation

          In the event any impaired class of claims or equity interests does not accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan of reorganization at the proponent's request if at least one impaired class has accepted the plan of reorganization (with such acceptance being determined without including the acceptance of any "insider" in such class) and, as to each impaired class which has not accepted the plan of reorganization, the bankruptcy court determines that the plan of reorganization "does not discriminate unfairly" and is "fair and equitable" with respect to non-accepting impaired classes. In the event that any impaired Class of Claims fails to accept the Plan in accordance with Section 1129(a)(8) of the Bankruptcy Code, the Debtor reserves the right to request nonconsensual Confirmation of the Plan in accordance with Section 1129(b) of the Bankruptcy Code.

H.   Dividends

          The Debtor presently intends to retain earnings for working capital and to fund capital expenditures. Accordingly, there is no present intention to pay Cash dividends on any shares of Reorganized Reeves Common Stock. Accordingly, RI will not be able to pay Cash dividends on any shares of RI Common Stock.


                              VII.

                 EXEMPTIONS FROM SECURITIES ACT
                REGISTRATION; REGISTRATION RIGHTS

A.   Issuance of New Securities Pursuant to the Plan

          With respect to the New Senior Notes, the New Structurally Subordinated Notes, the Reorganized Reeves Common Stock, and the RI Common Stock to be issued on the Effective Date, and any subsequent issuance of RI Common Stock in connection with the payment of Additional Interest, the Debtor and RI, as co-proponents of the Plan, intend to rely upon the exemption from the registration requirements of the Securities Act (and of equivalent state securities or "blue sky" laws) provided by Section 1145(a)(1) of the Bankruptcy Code.
Generally, Section 1145(a)(1) of the Bankruptcy Code exempts the issuance of securities from the registration requirements of the Securities Act and equivalent state securities and "blue sky" laws if the following conditions are satisfied (1) the securities are issued by a debtor, an affiliate participating in a joint plan of reorganization with the debtor, or a successor of the debtor under a plan of reorganization, (2) the recipients of the securities hold a Claim against, an interest in, or a Claim for an administrative expense against, the debtor, and (3) the securities are issued entirely in exchange for the recipient's Claim against or interest in the debtor, or are issued "principally" in such exchange and "partly" for Cash or property. The Debtor believes that the issuance of securities contemplated by the Plan will satisfy the aforementioned requirements.

B.   Subsequent Transfer of Securities Issued Under the Plan

          The securities issued pursuant to the Plan may be resold by the holders thereof without restriction unless, as more fully described below, any such holder is deemed to be an "underwriter" with respect to such securities, as defined in
Section 1145(b)(1) the Bankruptcy Code.  Generally,
Section 1145(b)(1) of the Bankruptcy Code defines an "underwriter" as any person who (1) purchases a claim against, or interest in, a bankruptcy case, with a view towards the distribution of any security to be received in exchange for such claim or interest, (2) offers to sell securities issued under a bankruptcy plan on behalf of the holders of such securities,
(3) offers to buy securities issued under a bankruptcy plan from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities, or (4) is an issuer as contemplated by Section 2(11) of the Securities Act. Although the definition of the term "issuer" appears in
Section 2(4) of the Securities Act, the reference (contained in Section 1145(b)(1)(D) of the Bankruptcy Code) to Section 2(11) of the Securities Act purports to include as "underwriters" all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor (or its successor) under a plan of reorganization may be deemed to be a "control person," particularly if such management position is coupled with the ownership of a significant percentage of the debtor's (or successor's) voting securities. Moreover, the legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns at least 10% of the securities of a reorganized debtor may be presumed to be a "control person."

C.   Registration Rights

          As discussed above, although upon their issuance pursuant to Section 1145(a)(1) of the Bankruptcy Code the shares of RI Common Stock may generally be resold by the holders thereof without registration under the Securities Act (or under equivalent state securities or "blue sky" laws), a holder may be unable to resell his or its securities if such holder is deemed to be (a) an "underwriter" within the meaning of
Section 1145(b)(1) of the Bankruptcy Code, or (b) an "affiliate" or "control person" of the Debtor within the meaning of the Securities Act. In order to enable holders of RI Common Stock to sell their securities without restriction (and to obviate the need to satisfy the requirements relating to applicable exemptions from federal and state securities law registration), the Debtor has agreed to provide the holders of such RI Common Stock with certain registration rights under an agreement to that effect which will be entered into among such holders and the Debtor on the Effective Date. (See Section III(C)(11) of this
Disclosure Statement entitled "The Plan   Description of
Transactions to be Implemented in Connection with the Plan Registration Rights Agreements.")

          THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTOR MAKES NO REPRESENTATIONS CONCERNING, AND DOES NOT HEREBY PROVIDE ANY OPINION OR ADVICE WITH RESPECT TO, THE SECURITIES LAW AND BANKRUPTCY LAW MATTERS DESCRIBED ABOVE. IN LIGHT OF THE COMPLEX AND SUBJECTIVE INTERPRETIVE NATURE OF WHETHER A PARTICULAR RECIPIENT OF NEW SECURITIES MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF SECTION 1145(b)(1) OF THE BANKRUPTCY CODE AND/OR AN "AFFILIATE" OR "CONTROL PERSON" UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND, CONSEQUENTLY, THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND EQUIVALENT STATE SECURITIES AND "BLUE SKY" LAWS, THE COMPANY ENCOURAGES POTENTIAL RECIPIENTS OF RI COMMON STOCK TO CONSIDER CAREFULLY AND CONSULT WITH HIS, HER, OR ITS OWN LEGAL ADVISOR(S) WITH RESPECT TO SUCH (AND ANY RELATED) MATTERS.

                              VIII.

      ALTERNATIVES TO THE PLAN AND CONSEQUENCES OF REJECTION

          Among the possible consequences if the Plan is rejected or if the Bankruptcy Court refuses to confirm the Plan are the following (1) an alternative plan could be proposed or confirmed;
or (2) the Reorganization Case could be converted to a liquidation case under chapter 7 of the Bankruptcy Code.

A.   Alternative Plans

          As aforementioned, with respect to an alternative plan, the Debtor and its professional advisors have explored various alternative scenarios and believe that the Plan enables the holders of Claims and Equity Interests to realize the most value. The Debtor believes the Plan is the best plan that can be proposed and serves the best interests of the Debtor and other parties-in-interest.

B.   Chapter 7 Liquidation

          For a discussion of a chapter 7 liquidation, see
Section IV(B)(2) above entitled "Acceptance and Confirmation of
the Plan   Confirmation   Statutory Requirement for Confirmation
of the Plan."


                              IX

                  RECOMMENDATION AND CONCLUSION

          The Debtor and the Informal Committee, and their respective professional advisors, have analyzed different scenarios and believe that the Plan will provide for a larger distribution to holders of Claims than would otherwise result if an alternative restructuring plan were proposed or the assets of the Debtor were liquidated. In addition, any alternative other than Confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in potentially smaller distributions to the holders of Claims. Accordingly, the Debtor and the Informal Committee recommend confirmation of the Plan and urge all holders of impaired Claims to vote to accept the Plan, and to evidence such acceptance by returning their Ballots so that they will be received by no later than the Voting Deadline.

Date:     New York, New York
          January 16, 1998

                              REEVES INDUSTRIES, INC.
                              Debtor and Debtor-in-Possession



                              By:  /s/James W. Hart, Jr.
                                   James W. Hart, Jr.
                                   President and Chief Executive
                                   Officer


                              REEVES, INC.
                              Co-Proponent


                              By:  /s/James W. Hart, Jr.
                                   James W. Hart, Jr.
                                   President and Chief Executive
                                   Officer

PROSKAUER ROSE LLP
Counsel to the Debtor and
Debtor-in-Possession


By:  /s/Alan B. Hyman
     Alan B. Hyman (AH-6655)
     A Member of the Firm
     1585 Broadway
     New York, New York  10036
     (212) 969-3000













                     TABLE OF CONTENTS

                                                             Page
I.
INTRODUCTION AND SUMMARY ...................................   1
  A.   Overview .........................................   1
  B.   Summary of Classification and Treatment
       Under the Plan....................................   4
  C.   Voting and Confirmation Procedures ...............  12
       1.   Who May Vote ................................  13
       2.   Voting Instructions .........................  13
       3.   Acceptance or Rejection of the Plan .........  14
       4.   Confirmation Hearing ........................  15
       5.   Objections ..................................  16

II.
BACKGROUND AND EVENTS PRECIPITATING
CHAPTER 11 FILING AND  SOLICITATION ........................  16
  A.   Overview of the Debtor and its Business
       Operations .......................................  16
  B.   Pre-Petition Debt Structure of the Debtor ........  18
       1.   Old Senior Notes and Old Subordinated
            Debentures ..................................  18
       2.   Bank Debt Prior To Refinancing ..............  21
  C.   Refinancing of Bank Debt .........................  22
  D.   Events Precipitating Chapter 11 Filing ...........  24
  E.   Development of the Plan of Reorganization ........  27
       1.   Restructuring Negotiations with the
            Informal Committee ..........................  27
       2.   Formulation of Plan .........................  28
  F.   Developments in Chapter 11 Case ....................30

III.
THE PLAN ...................................................  31
  A.   General Requirements Respecting Confirmation
       of the Plan ......................................  31
  B.   Treatment of Claims and Interests Under
       the Plan .........................................  34
       1.   Unclassified Categories of Claims ...........  35
       2.   Unimpaired Classes of Claims ................  37
       3.   Impaired Classes ............................  40
  C.   Description of Transactions to Be Implemented in
       Connection with the Plan .........................  46
       1.   New Senior Note Indenture ...................  46
       2.   New Structurally Subordinated Note
            Indenture ...................................  49
       3.   New Reeves Charter ..........................  51
       4.   New RI Charter and RI Common Stock ..........  52
       5.   Non-Recourse Pledge .........................  55
       6.   Tax Allocation Agreements ...................  56
       7.   Fenchurch Tax Sharing Note ..................  57
       8.   Arrangement Fee Note ........................  58
       9.   Voting Trust Agreement ......................  58
       10.  Certain Affiliate Relationships and
            Agreements ..................................  59
       11.  Registration Rights Agreements ..............  62
       12.  Stockholders Agreement ......................  63
  D.   Funding for the Plan .............................  64
  E.   Description of Other Provisions of the Plan ......  65
       1.   Disputed Claims .............................  65
       2.   Disputed Payments ...........................  65
       3.   Unclaimed Property ..........................  66
       4.   Discharge ...................................  66
       5.   Waiver of Contractual Subordination
            Rights ......................................  68
       6.   Additional Releases .........................  69
       7.   Injunctions .................................  71
       8.   Exculpation .................................  72
       9.   Section 1146 Exemption ......................  73
       10.  Full and Final Satisfaction .................  74
       11.  Cram-Down ...................................  74
       12.  Disbursement of Funds and Delivery of
            Distribution ................................  74
       13.  Surrender of Canceled Instruments or
            Securities ..................................  77
       14.  Avoidance and Recovery Actions ..............  78
       15.  Defects, Omissions and Amendments ...........  78
       16.  Revocation of the Plan ......................  79
       17.  Retention of Jurisdiction ...................  79
       18.  Executory Contracts and Unexpired Leases ....  81
       19.  Pension Plans and the Pension Benefit
            Guaranty Corporation ........................  82
       20.  Indemnification Claims ......................  84
       21.  Retiree Benefits ............................  84
       22.  Post-Confirmation Fees, Final Decree ........  84
       23.  Indenture Trustee Charging Lien .............  84
       24.  Post-Confirmation Officers and Directors ....  85
       25.  Conditions to Effective Date of the Plan ....  86

IV.
  ACCEPTANCE AND CONFIRMATION OF THE PLAN ...............  87
  A.   Acceptance of the Plan ...........................  88
  B.   Confirmation .....................................  89
       1.   Confirmation Hearing ........................  89
       2.   Statutory Requirements for Confirmation
            of the Plan .................................  90
       3.   Confirmation Without Acceptance by All
            Impaired Classes ............................  93


V.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ........  95
  A.   Federal Income Tax Consequences to the Debtor ....  97
       1.   Cancellation of Indebtedness Income .........  97
       2.   Interest Expense and Original Issue
            Discount .................................... 103
       3.   NOL Carryovers and Other Tax Attributes ..... 107
       4.   Alternative Minimum Tax ..................... 110
  B.   Federal Income Tax Consequences to Holders of
       Senior Noteholder Claims in Class 4A and
       Subordinated Debentureholders Claims in
       Class 4B ......................................... 111
       1.   Overview .................................... 111
       2.   Interest and Original Issue Discount ........ 115
       3.   Information Reporting and Backup
            Withholding ................................. 116

VI.
RISK FACTORS ............................................... 117
  A.   Leverage ......................................... 117
  B.   Dependence on Key Personnel ...................... 118
  C.   Importance of Major Customers .................... 118
  D.   Business Factors and Competitive Conditions ...... 118
  E.   Projected Financial Information .................. 119
  F.   Lack of Market for Securities Issued Pursuant
       To Plan .......................................... 119
  G.   Certain Bankruptcy Related Considerations ........ 120
       1.   Risk of Non-Confirmation of the Plan ........ 120
       2.   Nonconsensual Confirmation .................. 120
  H.   Dividends ........................................ 121

VII.
EXEMPTIONS FROM SECURITIES ACT
REGISTRATION; REGISTRATION RIGHTS .......................... 121
  A.   Issuance of New Securities Pursuant to
       the Plan ......................................... 121
  B.   Subsequent Transfer of Securities Issued
       Under the Plan ................................... 122
  C.   Registration Rights .............................. 123

VIII.
ALTERNATIVES TO THE PLAN AND CONSEQUENCES OF REJECTION ..... 125
  A.   Alternative Plans ................................ 125
  B.   Chapter 7 Liquidation ............................ 126

IX.
RECOMMENDATION AND CONCLUSION .............................. 126







LIST OF EXHIBITS

A.     Amended Joint Plan of Reorganization, dated January 12,
       1998
B.     Liquidation Analysis
C.     Projections

LIST OF EXHIBITS IN PLAN SUPPLEMENT*

A. Indenture regarding 11% Senior Notes of Reeves Industries, Inc. due January 15, 2002
B.   Indenture regarding 13% Senior Notes of Reeves, Inc. due
     November 15, 2004
C. Employment Agreements and two letter agreements with respect thereto
D.   Guarantees dated November 18, 1997
E. Consulting Agreements and three letter agreements with respect thereto dated as of October 17, 1997
F.   Stockholders Agreement
G.   Limited Liability Company Agreement of The Reeves Company
     LLC
H. Amended and Restated Certificate of Incorporation and Bylaws of Reeves Industries, Inc.
I.   Amended and Restated Certificate of Incorporation and
     Bylaws of Reeves, Inc.
J.   Registration Rights Agreements.
K.   Non-Recourse Pledge
L.   Reeves, Inc. Note due November 15, 2004 to be issued to
     Fenchurch, Inc.
M.   Amendment to Tax Allocation Agreements
N.   Voting Trust Agreement
O.   Escrow Agreement respecting Employment Agreements
















                         FOOTNOTES


1    Throughout this Disclosure Statement, the term
"Bondholders" refers to, individually or collectively depending on the context, the holders of Old Senior Notes, Old Subordinated
Debentures, New Senior Notes, and New Structurally Subordinated
Notes.

2    The term "Harts" refers to, unless otherwise indicated in
this Disclosure Statement, James W. Hart, James W. Hart, Jr.,
Douglas B. Hart, and Jennifer Fray.

3    RI does not presently intend to pay dividends on RI Common
Stock.  See Sections III(C)(4) and VI(H) of this Disclosure
Statement entitled "New RI Charter and RI Common Stock" and
"Dividends."

4    See Section III(C)(5) of this Disclosure Statement for a
discussion of the Non-Recourse Pledge.

5    This summary contains only a brief and simplified
description of the classification and treatment of Claims and Equity Interests under the Plan. It does not describe every provision of the Plan. Accordingly, reference should be made to the entire Disclosure Statement (including exhibits), the Plan, and the Plan Supplement for a complete description of the classification and treatment of Claims and Equity Interests.

6    See Sections III(C)(9), (11) & (12) of this Disclosure
Statement for a discussion of the Voting Trust Agreement, the Registration Rights Agreements, and Stockholders Agreement.

7    See Sections III(C)(9), (11) & (12) of this Disclosure
Statement for a discussion of the Voting Trust Agreement, the Registration Rights Agreements, and Stockholders Agreement.

8    See Sections II(E), III(B)(3)(c), and III(E)(5) of this
Disclosure Statement for a discussion of such settlements.

9    Ballots are only being provided to holders of Senior
Noteholder Claims in Class 4A and Subordinated Debentureholder Claims in 4B, who are impaired and entitled to vote under the Plan. The holders of Affiliate Claims in Class 5 and Equity Interests in Class 6, who are also impaired, are deemed to have accepted the Plan without executing a Ballot. This Disclosure Statement is also being provided to certain persons for informational purposes only.

10   Chemical Bank was subsequently replaced as Indenture
Trustee by IBJ Schroder Bank & Trust.

11   See Section II(E)(2) of this Disclosure Statement for a
discussion of the resolution under the Plan of a dispute regarding the relative ranking of the Old Senior Notes and the Old Subordinated Debentures.

12   The principal amount presently outstanding is $11,000,000.

13   Fleet National Bank was subsequently replaced as Indenture
Trustee by First Trust National Association, formerly, First
Trust Illinois.

14   See Section II(E)(2) of this Disclosure Statement for a
discussion of the resolution under the Plan of a dispute regarding the relative ranking of the Old Senior Notes and the Old Subordinated Debentures.

15   ATG domestically manufactured, processed, and sold
specialty textile fabrics. ATG's products included fabric and garments targeted to the men's and women's casual and sportswear market.

16   In addition, Oaktree will be receiving a New Senior Note,
in the form of the Arrangement Fee Note, in the principal amount of $500,000.

17   A debtor is required under Section 1122 of the Bankruptcy
Code to classify the Claims and interests of its creditors and interest holders into classes that contain Claims and interests that are substantially similar to the other Claims or interests in such class. While the Debtor believes that it has classified all Claims and Equity Interests in compliance with the provisions of Section 1122 of the Bankruptcy Code, it is possible that a holder of a Claim or Equity Interest may challenge the Debtor's classification of Claims or Equity Interests and the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, it is the present intent of the Debtor, to the extent permitted by the Bankruptcy Court, to modify the Plan to provide for whatever reasonable classification might be required by the Bankruptcy Court for Confirmation, and to use the acceptances received by the Debtor from any holder of a Claim pursuant to this solicitation for the purpose of obtaining the approval of the Class or Classes of which such holder of a Claim is ultimately deemed to be a member.

18   This amount does not include contingent unsecured Claims of the Lessors under the equipment lease guarantees.

19   See Section III(C)(9) of this Disclosure Statement for a
discussion of the Voting Trust Agreement.

20   See Sections III(C)(9), (11) & (12) of this Disclosure
Statement for a discussion of the Voting Trust Agreement, the Registration Rights Agreements, and Stockholders Agreement.

21   See Section III(C)(5) of this Disclosure Statement for a
discussion of the Non-Recourse Pledge.

22   See Section III(C)(9) of this Disclosure Statement for a
discussion of the Voting Trust Agreement.

23   See Sections III(C)(9), (11) & (12) of this Disclosure
Statement for a discussion of the Voting Trust Agreement, the Registration Rights Agreements, and Stockholders Agreement.

24   See Section III(C)(5) of this Disclosure Statement for a
discussion of the Non-Recourse Pledge.

25   See Section III(C)(7) of this Disclosure Statement for a
discussion of the Fenchurch Tax Sharing Note.

26   See Section III(C)(6) of this Disclosure Statement for a
discussion of the Tax Allocation Agreements.

27   See Section III(C)(10) of this Disclosure Statement for a
discussion of agreements by the Informal Committee, each member of the Informal Committee, and the Bondholders not to, among other things, seek to reject or support a motion to reject the Employment Agreements and the Consulting Agreements, or challenge in any way the SPV Reeves Guarantees.

28   This amount represents the excess of (i) $133,500,000 plus accrued and unpaid interest on the Old Senior Notes and the Old
Subordinated Debentures (calculated at the contract rate for each) to January 15, 1998, over (ii) $75,000,000.

29   See Section III(C)(5) of this Disclosure Statement for a
discussion of the Non-Recourse Pledge.

30   "Affiliate," for these purposes, means, with respect to any
Person, any other Person controlling, controlled by, or under direct or indirect common control with, such Person.

31   "Public Offering" means an initial public offering and sale of at least 15% of the outstanding RI Common Stock.

32   See Sections II(B)(1) for a discussion of the Old Senior
Notes and Old Subordinated Debentures.

33   The Office of the United States (the "U.S. Trustee") filed an objection to this Disclosure Statement regarding the release and injunction provisions of the Plan. The U. S. Trustee has withdrawn its objection as it relates to this Disclosure Statement, but has reserved such objection as an objection to Confirmation of the Plan. The Debtor is negotiating with the
U.S.   Trustee in an effort to consensually resolve the
objection.

34   It is presently contemplated that the Debtor will be the
Disbursing Agent for all Cash distributions under the Plan and that Bankruptcy Services, LLC, the Debtor's balloting agent, or another entity, will assist the Debtor in the disbursement of securities to the Bondholders.

35   From time to time, certain persons have expressed interest in purchasing one or more of Brothers' businesses. Brothers and the Debtor have, and will continue to, respond to all such inquiries.

36   See Section VI of this Disclosure Statement entitled "Risk
Factors" for a discussion of certain risks associated with the Plan.

37   See Exhibit C, page 5, Assumption 5.

38   This amount, as used throughout this Section V of this
Disclosure Statement, does not include the New Senior Note in the principal amount of $500,000 that Oaktree will be receiving as the Arrangement Fee Note.

39   See Section II(D) of this Disclosure Statement for a
discussion of the Debtor's development of its business plan.

40   See page 7 of Exhibit B to this Disclosure Statement
setting forth estimated recoveries upon a liquidation of the Debtor.

* The Plan Supplement, containing final versions of all of the Plan Documents, will be filed with the Bankruptcy Court prior to the hearing on Confirmation of the Plan. The Plan Documents may be amended until that time.